333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan
Reports Fourth-Quarter and Year Ended December 31, 2015 Results

▪
Net loss attributable to common stock totaled $4.1 billion, $3.47 per share, for fourth-quarter 2015 and $12.2 billion, $11.31 per share, for the year 2015. After adjusting for net charges totaling $4.1 billion, $3.45 per share, for fourth-quarter 2015 and $12.1 billion, $11.23 per share, for the year 2015, adjusted net loss totaled $21 million, $0.02 per share, for fourth-quarter 2015 and $89 million, $0.08 per share, for the year 2015.

▪
Consolidated sales totaled 1.15 billion pounds of copper, 338 thousand ounces of gold, 20 million pounds of molybdenum and 13.2 million barrels of oil equivalents (MMBOE) for fourth-quarter 2015 and 4.07 billion pounds of copper, 1.25 million ounces of gold, 89 million pounds of molybdenum and 52.6 MMBOE for the year 2015.

▪
Consolidated sales for the year 2016 are expected to approximate 5.1 billion pounds of copper, 1.8 million ounces of gold, 73 million pounds of molybdenum and 57.6 MMBOE, including 1.1 billion pounds of copper, 200 thousand ounces of gold, 19 million pounds of molybdenum and 12.4 MMBOE for first-quarter 2016.

▪
Average realized prices were $2.18 per pound for copper, $1,067 per ounce for gold and $48.88 per barrel for oil (including $11.39 per barrel for cash gains on derivative contracts) for fourth-quarter 2015.

▪
Consolidated unit net cash costs averaged $1.45 per pound of copper for mining operations and $16.17 per barrel of oil equivalents (BOE) for oil and gas operations for fourth-quarter 2015. Consolidated unit net cash costs are expected to average $1.10 per pound of copper for mining operations and $15 per BOE for oil and gas operations for the year 2016.

▪
Operating cash flows totaled $612 million for fourth-quarter 2015 and $3.2 billion (including $0.4 billion in working capital sources and changes in other tax payments) for the year 2015. Based on current sales volume and cost estimates and assuming average prices of $2.00 per pound for copper, $1,100 per ounce for gold, $4.50 per pound for molybdenum and $34 per barrel for Brent crude oil, operating cash flows for the year 2016 are expected to approximate $3.4 billion (net of $0.6 billion in idle rig costs).

▪
Capital expenditures totaled $1.3 billion for fourth-quarter 2015 (including $0.6 billion for major projects at mining operations and $0.5 billion for oil and gas operations) and $6.35 billion for the year 2015 (including $2.4 billion for major projects at mining operations and $3.0 billion for oil and gas operations). Capital expenditures for the year 2016 are expected to approximate $3.4 billion, including $1.4 billion for major projects at mining operations and $1.5 billion for oil and gas operations, and excluding $0.6 billion in idle rig costs.

▪
In response to further weakening in market conditions in fourth-quarter 2015 and early 2016, FCX today announced additional initiatives to accelerate its debt reduction plans and is actively engaged in discussions with third parties regarding potential transactions. These initiatives follow a series of actions taken during 2015 to reduce costs and capital spending to strengthen FCX's financial position.

▪	Since August 2015, FCX has sold 210 million shares of its common stock and generated gross proceeds of approximately $2 billion under its at-the-market equity programs.

▪	At December 31, 2015, consolidated debt totaled $20.4 billion and consolidated cash totaled $224 million. At December 31, 2015, FCX had no amounts drawn under its $4.0 billion credit facility.

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PHOENIX, AZ, January 26, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) reported a net loss attributable to common stock of $4.1 billion ($3.47 per share) for fourth-quarter 2015 and $12.2 billion ($11.31 per share) for the year 2015, compared with a net loss of $2.9 billion ($2.75 per share) for fourth-quarter 2014 and $1.3 billion ($1.26 per share) for the year 2014. FCX’s net loss attributable to common stock included net charges totaling $4.1 billion ($3.45 per share) in fourth-quarter 2015, $12.1 billion ($11.23 per share) for the year 2015, $3.1 billion ($3.01 per share) in fourth-quarter 2014 and $3.35 billion ($3.23 per share) for the year 2014, primarily for the reduction of the carrying value of oil and gas properties and other items described in the supplemental schedule, "Adjusted Net (Loss) Income," on page IX, which is available on FCX's website, "fcx.com."

Richard C. Adkerson, President and Chief Executive Officer, said, "As we enter 2016, our clear and immediate objective is to restore FCX’s balance sheet and position the Company appropriately to enhance shareholder value in the current market environment. We are responding swiftly and decisively to achieve this objective. Our high-quality asset base provides opportunities for significant debt reduction while retaining a substantial business with attractive low-cost, long-lived reserves and resources that will enable our shareholders to benefit from improved conditions in the future. We achieved several important operational milestones during the fourth quarter while taking aggressive actions to adjust our plans in response to the decline in prices for our primary products.”

SUMMARY FINANCIAL DATA

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in millions, except per share amounts)
Revenues[a,b]	$3,795	$5,235	$15,877	$21,438
Operating (loss) income[a,b]	$(4,100)	$(3,299)	$(13,382)	$97
Net loss attributable to common stock[b,c,d]	$(4,081)	$(2,852)	$(12,236)	$(1,308)
Diluted net loss per share of common stock[b,c,d]	$(3.47)	$(2.75)	$(11.31)	$(1.26)
Diluted weighted-average common shares outstanding	1,177	1,039	1,082	1,039
Operating cash flows[e]	$612	$1,118	$3,220	$5,631
Capital expenditures	$1,298	$1,800	$6,353	$7,215
At December 31:
Cash and cash equivalents	$224	$464	$224	$464
Total debt, including current portion	$20,428	$18,849	$20,428	$18,849

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page XII, which are available on FCX's website, "fcx.com."

b.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $72 million ($38 million to net loss attributable to common stock or $0.03 per share) in fourth-quarter 2015, $28 million ($13 million to net loss attributable to common stock or $0.01 per share) in fourth-quarter 2014, $107 million ($53 million to net loss attributable to common stock or $0.05 per share) for the year 2015 and $118 million ($65 million to net loss attributable to common stock or $0.06 per share) for the year 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page XI, which is available on FCX's website, "fcx.com."

c.
Includes net charges totaling $4.1 billion ($3.45 per share) in fourth-quarter 2015, $3.1 billion ($3.01 per share) in fourth-quarter 2014, $12.1 billion ($11.23 per share) for the year 2015 and $3.35 billion ($3.23 per share) for the year 2014, primarily for the reduction of the carrying value of oil and gas properties and other items described in the supplemental schedule, "Adjusted Net (Loss) Income," on page IX, which is available on FCX's website, "fcx.com."

d.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page XI, which is available on FCX's website, "fcx.com."

e.
Includes net working capital sources (uses) and changes in other tax payments of $31 million for fourth-quarter 2015, $67 million for fourth-quarter 2014, $373 million for the year 2015 and $(632) million for the year 2014.

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REVISED OPERATING PLANS, INITIATIVES AND DEBT REDUCTION PLANS
FCX announced today additional initiatives to accelerate its debt reduction plans. FCX will continue to focus on cost and capital management and cash flow generation from its operations under the current weak commodity price environment and is taking further immediate actions to accelerate its debt reduction plans and enhance shareholder value through pursuing asset sales and joint venture transactions. Several initiatives are currently being advanced, including an evaluation of alternatives for the oil and gas business (FM O&G) as well as several transactions involving certain of its mining assets. FCX expects to achieve progress on these initiatives during the first half of 2016.
During 2015, FCX took aggressive actions to enhance its financial position in response to market conditions, including significant reductions in capital spending, production curtailments at certain North and South America mines and actions to reduce operating, exploration and administrative costs. These actions included:

•	A 29 percent reduction in estimated 2016 capital expenditures, including idle rig costs (from $5.6 billion in July 2015 to $4.0 billion in January 2016)

•	Reductions of 350 million pounds in annual copper production and 34 million pounds in annual molybdenum production to improve cash flow at low prices

•	A 28 percent reduction in estimated average unit net cash costs for the year 2016 ($1.10 per pound of copper estimated for 2016, compared with $1.53 per pound in 2015)

•	A 19 percent reduction in estimated oil and gas cash production costs for 2016 (approximately $15 per BOE estimated for 2016, compared with $18.59 per BOE in 2015)

•	Suspension of FCX's annual common stock dividend of $0.20 per share (an approximate $250 million in savings based on 1.25 billion common shares outstanding at December 31, 2015)

•	Completion of approximately $2 billion in equity sales from at-the-market equity programs
Commodity prices weakened further in fourth-quarter 2015 and early 2016. Current copper spot prices of $2.00 per pound are 15 percent below prices at September 30, 2015, and the current Brent crude spot price of $30.50 per barrel is 37 percent below prices at September 30, 2015.
While we believe the physical copper market is essentially balanced, concerns about the global economy, and particularly the weakening of the Chinese economy, have dominated financial market sentiment and negatively impacted commodity prices, including copper. Oil prices have also weakened to multi-year lows in response to excess global supplies and economic conditions.
Current market conditions and uncertainty about the timing of economic and price recovery require FCX to take further aggressive actions to strengthen its financial position, reduce debt and re-focus its portfolio of assets. FCX’s strategy will focus on its global leading position in the copper industry. FCX will continue to manage its production activities, spending on capital projects and operations, and the administration of its business to enhance cash flows, and intends to complete significant asset sale transactions to reduce debt.
FCX remains confident about the longer term outlook for copper prices based on the global demand and supply fundamentals. With its established reserves and large-scale current production base, its significant portfolio of undeveloped resources, and its global organization of highly qualified and dedicated workers and management, FCX is well positioned to generate significant asset sale proceeds while retaining an attractive portfolio of high-quality assets.
Mining Operations.  Following revisions to its mine plans, all of FCX’s copper production is cash flow positive at current spot prices, net of sustaining capital expenditures. Additionally, FCX has evaluated its current operating plans at lower prices to ensure that the current plans are appropriate. FCX will continue to monitor market conditions and intends to make further adjustments as required to maintain all operations as cash flow positive. The Cerro Verde expansion project, which was completed in late 2015, combined with strong operating performance in North America and Africa and expected higher grades from Grasberg in the second half of 2016 are expected to enable FCX to generate positive cash flow from its mining business in 2016 at current prices.
Based on current sales volume and cost estimates and assuming average prices of $2.00 per pound copper, $1,100 per ounce gold and $4.50 per pound of molybdenum, FCX estimates that operating cash flows from the mining business for the year 2016 would exceed capital expenditures from the mining business by approximately $2 billion. Capital expenditures from the mining business are expected to total $1.9 billion in 2016

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(including $0.5 billion for sustaining capital, $0.8 billion for Grasberg underground development and $0.4 billion in remaining costs for the Cerro Verde expansion). FCX continues to review its capital projects and costs to maximize cash flow in a weak commodity price environment and to preserve its resources for anticipated improved future market conditions.
Oil & Gas Operations.  In October 2015, FCX announced that its Board is undertaking a strategic review of alternatives for FM O&G. FCX and its advisors are actively engaged with interested participants in a process to evaluate opportunities that include a sale of assets and joint venture arrangements that would generate cash proceeds for debt repayment. FM O&G’s high-quality asset base, substantial underutilized Deepwater Gulf of Mexico (GOM) infrastructure, large inventory of low-risk development opportunities, and talented and experienced personnel and management team provide alternatives to generate value.
In the interim, FCX continues to manage oil and gas costs and capital expenditures aggressively. FM O&G is undertaking a near-term deferral of exploration and development activities by idling the three deepwater drillships it has under contract. Past investments are expected to enable production to be increased from fourth-quarter 2015 rates of 144 thousand barrels of oil equivalents (MBOE) per day to an average of 157 MBOE per day in 2016 and 2017, and cash production costs to decline to approximately $15 per BOE in 2016 and 2017.
FM O&G expects to incur idle rig costs associated with its drillship contracts totaling an estimated $0.6 billion in 2016 and $0.4 billion in 2017.
Cash Flow Outlook. Based on copper prices of $2.00 per pound and Brent crude oil prices of $34 per barrel, FCX estimates consolidated operating cash flows of $3.4 billion (net of approximately $0.6 billion in idle rig costs) and capital expenditures of $3.4 billion for the year 2016. The impact of price changes on 2016 operating cash flows would approximate $440 million for each $0.10 per pound change in the average price of copper, $55 million for each $50 per ounce change in the average price of gold, $60 million for each $2 per pound change in the average price of molybdenum and $135 million for each $5 per barrel change in the average Brent crude oil price.
Using similar price assumptions and the recent 2017 future price of $40 per barrel for Brent crude oil, FCX estimates consolidated operating cash flows of $3.5 billion (net of approximately $0.4 billion in idle rig costs) and capital expenditures of $2.3 billion for the year 2017.
The projections included in this press release do not reflect the results of any potential transactions with third parties to raise cash for debt reduction.

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SUMMARY OPERATING DATA

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014[a]	2015	2014[a,b]
Copper (millions of recoverable pounds)
Production	1,122	998	4,017	3,904
Sales, excluding purchases	1,145	972	4,070	3,888
Average realized price per pound	$2.18	$2.95	$2.42	$3.09
Site production and delivery costs per pound[c]	$1.64	$1.87	$1.78	$1.90
Unit net cash costs per pound[c]	$1.45	$1.47	$1.53	$1.51
Gold (thousands of recoverable ounces)
Production	350	368	1,257	1,214
Sales, excluding purchases	338	377	1,247	1,248
Average realized price per ounce	$1,067	$1,193	$1,129	$1,231
Molybdenum (millions of recoverable pounds)
Production	20	22	92	95
Sales, excluding purchases	20	21	89	95
Average realized price per pound	$6.94	$11.78	$8.70	$12.74
Oil Equivalents
Sales volumes:
MMBOE	13.2	12.1	52.6	56.8
MBOE per day	144	131	144	156
Cash operating margin per BOE:[d]
Realized revenues	$37.49	$59.95	$43.54	$71.83
Cash production costs	16.17	21.93	18.59	20.08
Cash operating margin	$21.32	$38.02	$24.95	$51.75

a.
Includes the results of the Candelaria and Ojos del Salado mines (Candelaria/Ojos) that were sold in November 2014. Sales volumes from Candelaria/Ojos totaled 32 million pounds of copper and 8 thousand ounces of gold for fourth-quarter 2014 and 268 million pounds of copper and 67 thousand ounces of gold for the year 2014.

b.	The year 2014 includes the results of the Eagle Ford properties that were sold in June 2014. Sales volumes from Eagle Ford totaled 8.7 MMBOE (24 MBOE per day) for the year 2014.

c.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, excluding net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XV, which are available on FCX's website, "fcx.com."

d.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XV, which are available on FCX's website, “fcx.com.”

Consolidated Sales Volumes
Fourth-quarter 2015 consolidated copper sales of 1.15 billion pounds approximated the October 2015 estimate and were higher than fourth-quarter 2014 sales of 972 million pounds, primarily reflecting higher volumes from North America and the Cerro Verde mine in Peru.
Fourth-quarter 2015 consolidated gold sales of 338 thousand ounces were higher than the October 2015 estimate of 310 thousand ounces, but were lower than fourth-quarter 2014 sales of 377 thousand ounces primarily reflecting lower ore grades at PT Freeport Indonesia (PT-FI).
Fourth-quarter 2015 consolidated molybdenum sales of 20 million pounds were slightly lower than the October 2015 estimate and fourth-quarter 2014 sales of 21 million pounds.

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Fourth-quarter 2015 sales from oil and gas operations of 13.2 MMBOE, including 9.0 million barrels (MMBbls) of crude oil, 21.5 billion cubic feet (Bcf) of natural gas and 0.6 MMBbls of natural gas liquids (NGLs), approximated the October 2015 estimate and were higher than fourth-quarter 2014 sales of 12.1 MMBOE, primarily reflecting higher volumes in the GOM, partly offset by lower volumes in California.
Consolidated sales for the year 2016 are expected to approximate 5.1 billion pounds of copper, 1.8 million ounces of gold, 73 million pounds of molybdenum and 57.6 MMBOE, including 1.1 billion pounds of copper, 200 thousand ounces of gold, 19 million pounds of molybdenum and 12.4 MMBOE in first-quarter 2016. Anticipated higher grades from Grasberg in the second half of 2016 are expected to result in approximately 55 percent of consolidated copper sales and 75 percent of consolidated gold sales to occur in the second half of the year.
Consolidated Unit Costs
Mining Unit Net Cash Costs. Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.45 per pound of copper in fourth-quarter 2015 were lower than unit net cash costs of $1.47 per pound in fourth-quarter 2014, primarily reflecting lower site production and delivery costs mostly associated with higher sales volumes and the impacts of revised operating plans, partly offset by lower by-product credits.
Unit net cash costs for 2016 are expected to decline significantly from 2015, principally reflecting higher anticipated copper and gold volumes, the impact of lower energy and other input costs, and cost reduction initiatives. Assuming average prices of $1,100 per ounce of gold and $4.50 per pound of molybdenum for 2016 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.10 per pound of copper for the year 2016. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices (primarily gold and molybdenum prices). The impact of price changes on 2016 consolidated unit net cash costs would approximate $0.015 per pound for each $50 per ounce change in the average price of gold and $0.015 per pound for each $2 per pound change in the average price of molybdenum.
Oil and Gas Cash Production Costs per BOE. Cash production costs for oil and gas operations of $16.17 per BOE in fourth-quarter 2015 were lower than the cash production costs of $21.93 per BOE in fourth-quarter 2014, primarily reflecting higher volumes in Deepwater GOM, and lower maintenance and repair costs in both Deepwater GOM and California. Based on current sales volume and cost estimates, cash production costs are expected to approximate $15 per BOE for the year 2016. Lower cash production costs in 2016 primarily reflect increased production from the Deepwater GOM and cost reduction efforts.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, molybdenum concentrates and silver are also produced by certain of FCX's North America copper mines.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. In the near term, FCX is deferring developing new projects as a result of current market conditions. Future investments will be undertaken based on the results of economic and technical feasibility studies and market conditions.
The Morenci mill expansion project, which commenced operations in May 2014, successfully achieved full rates in second-quarter 2015. The project expanded mill capacity from 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day, which results in incremental annual production of approximately 225 million pounds of copper and an improvement in Morenci's cost structure. Morenci's copper production is expected to average approximately 900 million pounds per year over the next five years.
FCX's revised plans for its North America copper mines incorporate reductions in mining rates to reduce operating and capital costs, including the previously announced suspension of mining operations at the Miami mine (which produced 43 million pounds of copper for the year 2015), planned shutdown of the Sierrita mine (which produced 189 million pounds of copper and 21 million pounds of molybdenum for the year 2015), 50 percent reduction in mining rates at the Tyrone mine (which produced 84 million pounds of copper for the year 2015) and adjustments to mining rates at other North America mines. The revised plans at each of the operations incorporate

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the impacts of lower energy, acid and other consumables, reduced labor costs and a significant reduction in capital spending plans. These plans continue to be reviewed and additional adjustments may be made as market conditions warrant.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the fourth quarters and years ended 2015 and 2014:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	527	467	1,947	1,670
Sales, excluding purchases	547	434	1,988	1,664
Average realized price per pound	$2.22	$2.99	$2.47	$3.13

Molybdenum (millions of recoverable pounds)
Production[a]	9	8	37	33

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.49	$1.81	$1.68	$1.85
By-product credits	(0.07)	(0.21)	(0.13)	(0.24)
Treatment charges	0.11	0.14	0.12	0.12
Unit net cash costs	$1.53	$1.74	$1.67	$1.73

a.	Refer to summary operating data on page 5 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XV, which are available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 547 million pounds in fourth-quarter 2015 were higher than fourth-quarter 2014 sales of 434 million pounds, primarily reflecting higher ore grades at Morenci and Safford and timing of shipments. North America copper sales are estimated to approximate 1.8 billion pounds for the year 2016, compared with 2.0 billion pounds in 2015.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.53 per pound of copper in fourth-quarter 2015 were lower than unit net cash costs of $1.74 per pound in fourth-quarter 2014, reflecting favorable impacts from higher volumes and the impacts of revised operating plans, partly offset by lower by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.49 per pound of copper for the year 2016, based on current sales volume and cost estimates and assuming an average molybdenum price of $4.50 per pound. North America's average unit net cash costs for the year 2016 would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrates.
Operating and Development Activities. The Cerro Verde expansion project commenced operations in September 2015 and is expected to reach full rates in early 2016. Cerro Verde's expanded operations will benefit from its large-scale, long-lived reserves and cost efficiencies. The project expanded the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and is expected to provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum.
During third-quarter 2015, FCX revised plans for its South America copper mines principally to reflect adjustments to the mine plan at El Abra (which produced 324 million pounds of copper for the year 2015) to reduce

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mining and stacking rates by approximately 50 percent to achieve lower operating and labor costs, defer capital expenditures and extend the life of the existing operations.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the fourth quarters and years ended 2015 and 2014:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014[a]	2015		2014[a]
Copper (millions of recoverable pounds)
Production	284	253	869		1,151
Sales	286	247	871		1,135
Average realized price per pound	$2.16	$2.95	$2.38		$3.08

Gold (thousands of recoverable ounces)
Production	—	10	—		72
Sales	—	8	—		67
Average realized price per ounce	$—	$1,191	$—		$1,271

Molybdenum (millions of recoverable pounds)
Production[b]	2	3	7		11

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$1.43	$1.68	$1.60		$1.62
By-product credits	(0.04)	(0.14)	(0.05)		(0.22)
Treatment charges	0.21	0.16	0.19		0.17
Royalty on metals	0.01	0.01	—	[d]	0.01
Unit net cash costs	$1.61	$1.71	$1.74		$1.58

a.
The 2014 periods include the results of the Candelaria/Ojos mines that were sold in November 2014. Candelaria/Ojos had sales volumes totaling 32 million pounds of copper and 8 thousand ounces of gold for fourth-quarter 2014 and 268 million pounds of copper and 67 thousand ounces of gold for the year 2014.

b.	Refer to summary operating data on page 5 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XV, which is available on FCX's website, "fcx.com."

d.	Rounds to less than $0.01 per pound of copper.
South America's consolidated copper sales volumes of 286 million pounds in fourth-quarter 2015 were higher than fourth-quarter 2014 sales of 247 million pounds, reflecting higher mining rates at Cerro Verde, partly offset by lower mining rates at El Abra and the sale of the Candelaria/Ojos mines in November 2014. Sales from South America mining are expected to approximate 1.3 billion pounds of copper for the year 2016, compared with 871 million pounds of copper in 2015.
Average unit net cash costs (net of by-product credits) for South America mining of $1.61 per pound of copper in fourth-quarter 2015 were lower than unit net cash costs of $1.71 per pound in fourth-quarter 2014, primarily reflecting higher volumes, partly offset by lower by-product credits. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.50 per pound of copper for the year 2016, based on current sales volume and cost estimates and assuming an average price $4.50 per pound of molybdenum for 2016.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT-FI, FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrates that contain significant quantities of gold and silver.

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Regulatory Matters. PT-FI continues to engage in discussion with the Indonesian government regarding its Contract of Work (COW) and long-term operating rights. In October 2015, the Indonesian government provided a letter of assurance to PT-FI indicating that it will approve the extension of operations beyond 2021, and provide the same rights and the same level of legal and fiscal certainty provided under its current COW. FCX expects, but cannot provide any assurance, that PT-FI will be successful in reaching a satisfactory agreement on the terms of its long-term mining rights.
In connection with its COW negotiations and upon completion of concluding the agreement, PT-FI has agreed to construct new smelter capacity in Indonesia and to divest an additional 20.64 percent interest in PT-FI at fair market value. PT-FI continues to advance plans for the smelter in parallel with completing its COW negotiations.
PT-FI is required to apply for renewal of export permits at six-month intervals. PT-FI has submitted its application for renewal of its export permit for the six month period beginning January 28, 2016, through July 2016 and is engaged in discussions with the Indonesian government to obtain approvals.
Operating and Development Activities. During 2015, PT-FI revised its plans to incorporate improved operational efficiencies, reductions in input costs, supplies and contractor costs, foreign exchange impacts and a deferral of 15 percent of capital expenditures in 2016.
PT-FI has several projects in progress in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing. Production from the DMLZ commenced during September 2015, and the Grasberg Block Cave mine is anticipated to commence production in 2018.
Over the period from 2016 to 2020, estimated aggregate capital spending on these projects is currently expected to average $1.0 billion per year ($0.8 billion per year net to PT-FI). Considering the long-term nature and size of these projects, actual costs could vary from these estimates. In response to recent market conditions and the uncertain global economic environment, the timing of these expenditures continues to be reviewed.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the fourth quarters and years ended 2015 and 2014:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	201	171	752	636
Sales	195	180	744	664
Average realized price per pound	$2.14	$2.86	$2.33	$3.01

Gold (thousands of recoverable ounces)
Production	345	354	1,232	1,130
Sales	333	366	1,224	1,168
Average realized price per ounce	$1,066	$1,192	$1,129	$1,229

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.40	$2.37	$2.39	$2.76	[b]
Gold and silver credits	(1.87)	(2.46)	(1.91)	(2.25)
Treatment charges	0.31	0.27	0.31	0.26
Export duties	0.10	0.20	0.15	0.12
Royalty on metals[c]	0.15	0.20	0.15	0.17
Unit net cash costs	$1.09	$0.58	$1.09	$1.06

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XV, which are available on FCX's website, "fcx.com."

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b.	The year 2014 excludes fixed costs totaling $0.22 per pound of copper charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

c.	Includes $0.06 per pound for both the fourth quarter and year 2015, $0.08 per pound in fourth-quarter 2014 and $0.05 per pound for the year 2014, associated with PT-FI's increased royalty rates.
Indonesia's fourth-quarter 2015 sales of 195 million pounds of copper were higher than fourth-quarter 2014 copper sales of 180 million pounds, reflecting higher operating rates. Indonesia's fourth-quarter 2015 sales of 333 thousand ounces of gold were lower than fourth-quarter 2014 gold sales of 366 thousand ounces, primarily reflecting lower ore grades.
At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. PT-FI expects ore grades to improve significantly beginning in the second half of 2016 with access to higher grade sections of the Grasberg open pit, resulting in higher production and lower unit net cash costs. Sales from Indonesia mining are expected to approximate 1.5 billion pounds of copper and 1.8 million ounces of gold for the year 2016, with approximately 65 percent of copper sales and 75 percent of gold sales anticipated in the second half of the year.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes. Indonesia's unit net cash costs (including gold and silver credits) of $1.09 per pound of copper in fourth-quarter 2015 were higher than unit net cash costs of $0.58 per pound in fourth-quarter 2014, primarily reflecting lower gold and silver credits.
Unit net cash costs (net of gold and silver credits) for Indonesia mining are expected to approximate $0.17 per pound of copper for the year 2016, based on current sales volume and cost estimates, and assuming an average gold price of $1,100 per ounce. Indonesia mining's unit net cash costs for the year 2016 would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes. As a result, unit net cash costs in the first half of 2016 are expected to be significantly higher than unit net cash costs in the second half of the year.
In December 2015, PT-FI concluded its agreement with union officials for the biennial Collective Labor Agreement for the period from September 2015 to September 2017.

Africa Mining. Through its 56 percent owned and consolidated subsidiary Tenke Fungurume Mining S.A. (TFM), FCX operates in the Tenke minerals district in the southeast of the Democratic Republic of Congo (DRC). In addition to copper, the Tenke mine produces cobalt hydroxide.
Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included increasing mine, mill and processing capacity. Construction of a second sulphuric acid plant is substantially complete. FCX continues to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. Future development and expansion opportunities are being deferred pending improved market conditions.
During third-quarter 2015, FCX revised plans at Tenke to incorporate a 50 percent reduction in capital spending for 2016 and various initiatives to reduce operating, administrative and exploration costs.

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Operating Data. Following is summary consolidated operating data for TFM's operations for the fourth quarters and years ended 2015 and 2014:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Copper (millions of recoverable pounds)
Production	110	107	449	447
Sales	117	111	467	425
Average realized price per pound[a]	$2.13	$2.96	$2.42	$3.06

Cobalt (millions of contained pounds)
Production	10	7	35	29
Sales	9	7	35	30
Average realized price per pound	$6.47	$9.79	$8.21	$9.66

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.58	$1.69	$1.58	$1.56
Cobalt credits[c]	(0.28)	(0.38)	(0.42)	(0.48)
Royalty on metals	0.05	0.06	0.05	0.07
Unit net cash costs	$1.35	$1.37	$1.21	$1.15

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XV, which are available on FCX's website, "fcx.com."

c.	Net of cobalt downstream processing and freight costs.
TFM's copper sales of 117 million pounds in fourth-quarter 2015 were higher than fourth-quarter 2014 copper sales of 111 million pounds primarily reflecting higher operating and recovery rates. TFM's sales are expected to approximate 495 million pounds of copper and 35 million pounds of cobalt for the year 2016, compared with 467 million pounds of copper and 35 million pounds of cobalt for the year 2015.
Africa mining's unit net cash costs (net of cobalt credits) of $1.35 per pound of copper in fourth-quarter 2015 were lower than unit net cash costs of $1.37 per pound in fourth-quarter 2014, primarily reflecting higher sales volumes, partly offset by lower cobalt credits. Unit net cash costs (net of cobalt credits) for Africa mining are expected to approximate $1.32 per pound of copper for the year 2016, based on current sales volume and cost estimates and assuming an average cobalt price of $10 per pound. Africa mining's unit net cash costs for the year 2016 would change by approximately $0.09 per pound for each $2 per pound change in the average price of cobalt.

Molybdenum Mines. FCX has two wholly owned molybdenum mines in North America - the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrates, which are typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrates produced at the Henderson and Climax mines, as well as from North and South America copper mines, are processed at FCX's conversion facilities.
Operating and Development Activities. FCX's plans for its Henderson molybdenum mine incorporate lower operating rates, resulting in an approximate 65 percent reduction in Henderson's annual production volumes. FCX has also adjusted production plans at its by-product mines, including the impacts of a planned shutdown at its Sierrita mine. FCX has incorporated changes in the commercial pricing structure for its chemicals products to promote continuation of chemical-grade production.
Production from the Molybdenum mines totaled 9 million pounds of molybdenum in fourth-quarter 2015, 11 million pounds in fourth-quarter 2014, 48 million pounds in the year 2015 and 51 million pounds in the year 2014. Refer to summary operating data on page 5 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North and South America copper mines.

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Average unit net cash costs for the Molybdenum mines of $7.15 per pound of molybdenum in fourth-quarter 2015 were lower than $8.21 per pound in fourth-quarter 2014, primarily reflecting lower costs associated with labor, supplies and services. Based on current sales volume and cost estimates, unit net cash costs for the Molybdenum mines are expected to average approximately $8.25 per pound of molybdenum for the year 2016.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XV, which are available on FCX's website, "fcx.com."

Mining Exploration Activities.     FCX's mining exploration activities are generally near its existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large minerals districts where it currently operates. Exploration results continue to indicate opportunities for significant future potential reserve additions in North and South America, and in the Tenke minerals district. The drilling data in North America also indicates the potential for significantly expanded sulfide production. Drilling results and exploration modeling provide a long-term pipeline for future growth in reserves and production capacity in established minerals districts. Exploration spending continues to be reduced from historical levels as a result of market conditions and is expected to approximate $52 million for the year 2016, compared to $102 million in 2015.

OIL & GAS OPERATIONS
Through its wholly owned oil and gas subsidiary, FM O&G, FCX's portfolio of oil and gas assets includes significant oil production facilities and growth potential in the Deepwater GOM, established oil production facilities onshore and offshore California, large onshore natural gas resources in the Haynesville shale play in Louisiana, natural gas production from the Madden area in Central Wyoming and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. For the year 2015, 88 percent of FCX's oil and gas revenues, excluding the impact of derivative contracts, were from oil and NGLs.
Impairment of Oil and Gas Properties. FM O&G follows the full cost method of accounting whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized and amortized to expense under the unit-of-production method on a country-by-country basis using estimates of proved oil and natural gas reserves relating to each country where such activities are conducted. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated.
Under the full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment. The U.S. Securities and Exchange Commission (SEC) requires the twelve-month average of the first-day-of-the-month historical reference oil price be used in determining the ceiling test limitation. Using West Texas Intermediate (WTI) as the reference oil price, the average price was $50.28 per barrel at December 31, 2015, compared with $59.21 at September 30, 2015. At December 31, 2015, net capitalized costs with respect to FM O&G's proved U.S. oil and gas properties exceeded the ceiling test limitation specified by the SEC's full cost accounting rules, which resulted in the recognition of a fourth-quarter 2015 impairment charge of $3.7 billion. If the twelve-month historical average price remains below the December 31, 2015, twelve-month average of $50.28 per barrel, the ceiling test limitation will decrease, resulting in potentially significant additional ceiling test impairments of FCX's oil and gas properties. The WTI spot oil price was $30.34 per barrel at January 25, 2016.
FM O&G periodically (and at least annually) assesses the carrying value of its unevaluated properties to determine whether impairment has occurred. Following a review of the carrying values of unevaluated properties during fourth-quarter 2015, FM O&G determined that the carrying value of its unevaluated properties were impaired primarily resulting from declines in oil prices and changes in operating plans. FM O&G transferred $2.8 billion (of which $2.1 billion resulted from the fourth-quarter 2015 impairment review) of costs to the full cost pool, which were included in the December 31, 2015, ceiling test impairment.
In addition to a decline in the trailing twelve-month average oil and gas prices, other factors that could result in future impairment of FCX's oil and gas properties include costs transferred from unevaluated properties to the full cost pool without corresponding proved oil and natural gas reserve additions, negative reserve revisions and increased future development or production costs. At December 31, 2015, there was $4.8 billion in carrying costs for unevaluated properties. As activities on these properties are completed, costs are transferred to the full cost pool. If these activities do not result in additions to discounted future net cash flows from proved oil and natural gas

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reserves at least equal to the related costs transferred (net of related tax effects), additional ceiling test impairments may occur.
Financial and Operating Data. Following is summary financial and operating data for the U.S. oil and gas operations for the fourth quarters and years ended 2015 and 2014:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014[a]
Financial Summary (in millions)
Realized revenues[b]	$495	$725	$2,291	$4,080
Less: Cash production costs[b]	214	265	979	1,140
Cash operating margin	$281	$460	$1,312	$2,940
Capital expenditures	$518	$813	$2,948	$3,205
Sales Volumes
Oil (MMBbls)	9.0	8.1	35.3	40.1
Natural gas (Bcf)	21.5	20.9	89.7	80.8
NGLs (MMBbls)	0.6	0.6	2.4	3.2
MMBOE	13.2	12.1	52.6	56.8
Average Realizations[b]
Oil (per barrel)	$48.88	$78.02	$57.11	$90.00
Natural gas (per million British thermal units, or MMBtu)	$2.10	$3.83	$2.59	$4.23
NGLs (per barrel)	$16.37	$30.01	$18.90	$39.73
Cash Operating Margin per BOE[b]
Realized revenues	$37.49	$59.95	$43.54	$71.83
Less: cash production costs	16.17	21.93	18.59	20.08
Cash operating margin	$21.32	$38.02	$24.95	$51.75

a.	Includes results from Eagle Ford through June 19, 2014.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. For reconciliations of realized revenues (including average realizations for oil, natural gas and NGLs) and cash production costs to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XV, which are available on FCX's website, “fcx.com.”

FM O&G's average realized price for crude oil was $48.88 per barrel in fourth-quarter 2015, including $11.39 per barrel of realized cash gains on derivative contracts. Excluding the impact of derivative contracts, the fourth-quarter 2015 average realized price for crude oil was $37.49 per barrel (84 percent of the average Brent crude oil price of $44.72 per barrel). FM O&G currently has no derivative contracts in place for 2016 and future years.
FM O&G's average realized price for natural gas was $2.10 per MMBtu in fourth-quarter 2015, compared to the New York Mercantile Exchange (NYMEX) natural gas price average of $2.27 per MMBtu for the October through December 2015 contracts.
Realized revenues for oil and gas operations of $37.49 per BOE in fourth-quarter 2015 were lower than realized revenues of $59.95 per BOE in fourth-quarter 2014, primarily reflecting lower oil prices. Cash production costs of $16.17 per BOE in fourth-quarter 2015 were lower than cash production costs of $21.93 per BOE in fourth-quarter 2014, primarily reflecting higher volumes in Deepwater GOM, and lower maintenance and repair costs in both Deepwater GOM and California.

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Following is a summary of average oil and gas sales volumes per day by region for oil and gas operations for the fourth quarters and years ended 2015 and 2014:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sales Volumes (MBOE per day):
GOM[a]	87	70	83	73
California	36	38	37	39
Haynesville/Madden/Other	21	23	24	20	[b]
Eagle Ford[c]	—	—	—	24
Total oil and gas operations	144	131	144	156

a.	Includes sales from properties on the GOM Shelf and in the Deepwater GOM; the 2015 periods also includes sales from properties in the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.	Results include volume adjustments related to Eagle Ford's pre-close sales.

c.	FM O&G completed the sale of Eagle Ford on June 20, 2014.
Daily sales volumes averaged 144 MBOE for fourth-quarter 2015, including 98 thousand barrels (MBbls) of crude oil, 234 million cubic feet (MMcf) of natural gas and 7 MBbls of NGLs. Oil and gas sales volumes are expected to average 136 MBOE per day for first-quarter 2016 and 158 MBOE per day for the year 2016, comprised of 74 percent oil, 21 percent natural gas and 5 percent NGLs.
Based on current sales volume and cost estimates, cash production costs are expected to approximate $17 per BOE for first-quarter 2016 and $15 per BOE for the year 2016.

Oil and Gas Operating and Development Activities. FCX's oil and gas business has significant proved, probable and possible reserves, with valuable infrastructure and associated resources with attractive long-term production and development potential.
Since commencing development activities in 2014 at its three 100-percent-owned production platforms in the Deepwater GOM, FM O&G has drilled 14 wells in producing fields with positive results, including the King D-10 well in fourth-quarter 2015. Four of these wells have been brought on production, including the King D-12 well in November 2015. FM O&G plans to complete and place six additional wells on production in 2016.
FCX is managing oil and gas costs and capital expenditures aggressively. FM O&G is undertaking a near-term deferral of exploration and development activities by idling the three deepwater drillships it has under contract. Past investments are expected to enable production to be increased from fourth-quarter 2015 rates of 144 MBOE per day to an average of 157 MBOE per day in 2016 and 2017, and cash production costs to decline to approximately $15 per BOE in 2016 and 2017.
FM O&G expects to incur idle rig costs associated with its drillship contracts totaling an estimated $0.6 billion in 2016 and $0.4 billion in 2017.
Oil and Gas Capital Expenditures. Capital expenditures for oil and gas operations totaled $537 million for fourth-quarter 2015 primarily associated with amounts incurred for Deepwater GOM, and $3.0 billion for the year 2015 (including $2.5 billion incurred for Deepwater GOM and $0.2 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend). Capital expenditures for oil and gas operations for the year 2016 are estimated to total $1.5 billion, which excludes $0.6 billion in idle rig costs. Approximately 85 percent of the 2016 capital budget is expected to be directed to the GOM.
Deepwater GOM.  FM O&G operates and owns 100-percent working interests in the large-scale Holstein, Marlin and Horn Mountain deepwater production platforms, which in total have processing capacity of 250 MBbls of oil per day. In addition, FM O&G has interests in the Lucius and Heidelberg oil fields and in the Atwater Valley focus area, as well as interests in the Ram Powell and Hoover deepwater production platforms.
In January 2016, first oil production commenced in the Heidelberg oil field in Green Canyon. Three wells are expected to begin producing during the initial phase and another two wells are scheduled to be drilled and come on line at a later date. Heidelberg is a subsea development consisting of five subsea wells tied back to a truss

Freeport-McMoRan	14

spar hull located in 5,300 feet of water. Heidelberg field was discovered in November 2008 and the subsequent development project was sanctioned in early 2013. FM O&G has a 12.5 percent working interest in Heidelberg.
At Holstein Deep, completion activities for the initial three-well subsea tieback development program are progressing on schedule, with first production expected by mid-2016. In aggregate, the three wells are estimated to commence production at approximately 24 MBOE per day. The Holstein Deep development is located in Green Canyon Block 643, west of the 100-percent owned Holstein platform in 3,890 feet of water, with production facilities capable of processing 113 MBbls of oil per day.
FM O&G’s 100-percent-owned Marlin Hub is located in the Mississippi Canyon focus area and has production facilities capable of processing 60 MBbls of oil per day. FM O&G has drilled five successful tieback opportunities in the area since 2014, including the 100-percent-owned Dorado and King development projects. During fourth-quarter 2015, FM O&G established production from the first King well (D-12) and logged oil pay in the King D-10 well. In 2016, FM O&G plans to complete and tieback the King D-13 well to the Marlin production platform. The King D-9 and D-10 wells are expected to be completed in future periods.
FM O&G’s 100-percent-owned Horn Mountain field is also located in the Mississippi Canyon focus area and has production facilities capable of processing 75 MBbls of oil per day. In 2016, FM O&G plans to complete and tie back two wells to the Horn Mountain production platform, including the Quebec/Victory and Kilo/Oscar wells.
FM O&G has a broad set of assets with valuable infrastructure and associated resources with attractive long-term production and development potential, including the Vito and Power Nap oil discoveries in the Atwater Valley and a large Deepwater GOM project inventory with over 150 undeveloped locations.
Inboard Lower Tertiary/Cretaceous. FM O&G has a position in the Inboard Lower Tertiary/Cretaceous natural gas trend, located onshore in South Louisiana. During November 2015, FM O&G completed the installation of additional processing facilities to accommodate higher flow rates from the Highlander well. In December 2015, gross rates from the Highlander well averaged approximately 44 MMcf per day (approximately 21 MMcf per day net to FM O&G). FM O&G is the operator and has a 72 percent working interest and an approximate 49 percent net revenue interest in Highlander.
California.  Sales volumes from California averaged 36 MBOE per day for fourth-quarter 2015, compared with 38 MBOE per day for fourth-quarter 2014. FM O&G’s position in California is located onshore in the San Joaquin Valley and Los Angeles Basin, and offshore in the Point Pedernales field. Since second-quarter 2015, production from Point Arguello platforms has been shut in following the shutdown of a third-party operated pipeline system that transports oil to various California refineries.
Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale play in North Louisiana. Drilling activities remain constrained in response to low natural gas prices in order to maximize near-term cash flows and to preserve the resource for potentially higher future natural gas prices.

CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $612 million in fourth-quarter 2015 and $3.2 billion (including $0.4 billion in working capital sources and changes in other tax payments) for the year 2015.
Based on current sales volume and cost estimates and assuming average prices of $2.00 per pound of copper, $1,100 per ounce of gold, $4.50 per pound of molybdenum, and $34 per barrel of Brent crude oil, FCX's consolidated operating cash flows for the year 2016 are estimated to approximate $3.4 billion (net of approximately $0.6 billion in idle rig costs). The impact of price changes on 2016 operating cash flows would approximate $440 million for each $0.10 per pound change in the average price of copper, $55 million for each $50 per ounce change in the average price of gold, $60 million for each $2 per pound change in the average price of molybdenum and $135 million for each $5 per barrel change in the average Brent crude oil price.
Using similar price assumptions and the recent 2017 future price of $40 per barrel for Brent crude oil, FCX estimates consolidated operating cash flows of $3.5 billion (net of approximately $0.4 billion in idle rig costs) and capital expenditures of $2.3 billion for the year 2017.
Capital Expenditures. Capital expenditures totaled $1.3 billion for fourth-quarter 2015 (including $0.6 billion for major projects at mining operations and $0.5 billion for oil and gas operations) and $6.35 billion for the year 2015 (including $2.4 billion for major projects at mining operations and $3.0 billion for oil and gas operations).

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Capital expenditures are expected to approximate $3.4 billion for the year 2016, including $1.4 billion for major projects at mining operations (primarily for underground development activities at Grasberg and the remaining costs for the Cerro Verde expansion) and $1.5 billion for oil and gas operations, and excludes $0.6 billion for idle rig costs. FCX continues to pursue funding opportunities for capital expenditures for its oil and gas business.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at December 31, 2015 (in millions):

Cash at domestic companies	$6
Cash at international operations	218
Total consolidated cash and cash equivalents	224
Less: Noncontrolling interests' share	(44)
Cash, net of noncontrolling interests' share	180
Less: Withholding taxes and other	(11)
Net cash available	$169

Debt. FCX continues to focus on cost and capital management and cash flow generation from its operations in the current weak commodity price environment and is taking further immediate actions to reduce debt by pursuing asset sales and joint venture transactions. Following is a summary of total debt and the related weighted-average interest rates at December 31, 2015 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
FCX Senior Notes	$11.9	3.8%
FCX Term Loan	3.0	2.2%
FM O&G Senior Notes	2.5	6.6%
Cerro Verde Credit Facility	1.8	2.8%
Other FCX debt	1.2	3.9%
Total debt	$20.4	3.8%

As of December 31, 2015, FCX has $36 million in letters of credit issued and availability of $4.0 billion under its credit facility.
In December 2015, FCX reached agreement with its bank group to amend the Leverage Ratio (Net Debt/EBITDA) under its $4 billion revolving credit facility and term loan from the previous limit of 4.75x to 5.5x at December 31, 2015, 5.9x for the first half of 2016, and declining to 5.0x by year-end 2016 and 4.25x in 2017; the Leverage Ratio is unchanged at 3.75x thereafter. In addition, the amendment increases the interest rate spreads under specified conditions. FCX is monitoring market prices for its primary products and may be required to seek additional covenant relief from the lenders under the revolving credit facility and term loan.
Equity Transactions. Since August 2015, a total of approximately $2 billion of gross proceeds have been raised under FCX's at-the-market equity programs, including approximately $1 billion during fourth-quarter 2015. FCX used the proceeds for general corporate purposes, including the repayment of amounts outstanding under the revolving credit facility and other borrowings, and the financing of working capital and capital expenditures. As of December 31, 2015, FCX had 1.25 billion common shares outstanding.

FINANCIAL POLICY
In March 2015, the Board reduced FCX's annual common stock dividend from $1.25 per share to $0.20 per share, and in December 2015, the Board suspended the annual common stock dividend. These actions will provide cash savings and further enhance FCX's liquidity during this period of weak market conditions. The declaration of dividends is at the discretion of the Board and will depend upon FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

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FCX intends to continue to maintain a strong financial position, with a focus on reducing debt. FCX's Board will continue to review its financial policy on an ongoing basis.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's fourth-quarter 2015 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, February 26, 2016.
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FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, cash production costs per BOE, operating cash flows, capital expenditures, FCX's debt reduction initiatives, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments and share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, drilling results, potential effects of cost and capital expenditure reductions and production curtailments on financial results and cash flow, the outcome of FCX’s strategic review of its oil and gas business, the outcome of FCX's debt reduction initiatives, potential additional oil and gas property impairment charges, potential inventory adjustments, potential impairment of long-lived mining assets, FCX's ability to obtain covenant relief from its lenders if necessary and potential related increased costs, the outcome of ongoing discussions with the Indonesian government regarding PT-FI's COW, PT-FI’s ability to obtain renewal of its export license after January 28, 2016, the potential effects of violence in Indonesia, the resolution of administrative disputes in the DRC, industry risks, regulatory changes, political risks, labor relations, weather- and climate-related risks, environmental risks, litigation results and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash costs per pound of copper and molybdenum, oil and gas realized revenues, cash production costs and cash operating margin, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	17

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA

	Three Months Ended December 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2015	2014	2015	2014
(FCX's net interest in %)
North America
Morenci (85%)[a]	246	209	255	191
Bagdad (100%)	53	62	56	59
Safford (100%)	66	39	66	35
Sierrita (100%)	49	48	50	46
Miami (100%)	10	13	11	13
Chino (100%)	83	71	87	66
Tyrone (100%)	19	24	21	23
Other (100%)	1	1	1	1
Total North America	527	467	547	434

South America
Cerro Verde (53.56%)	211	123	209	122
El Abra (51%)	73	92	77	93
Candelaria/Ojos del Salado (80%)[b]	—	38	—	32
Total South America	284	253	286	247

Indonesia
Grasberg (90.64%)[c]	201	171	195	180

Africa
Tenke Fungurume (56%)	110	107	117	111

Consolidated	1,122	998	1,145	972
Less noncontrolling interests	201	173	204	174
Net	921	825	941	798

Consolidated sales from mines			1,145	972
Purchased copper			29	36
Total copper sales, including purchases			1,174	1,008

Average realized price per pound			$2.18	$2.95

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	5	4	5	3
South America (80%)[b]	—	10	—	8
Indonesia (90.64%)[c]	345	354	333	366
Consolidated	350	368	338	377
Less noncontrolling interests	32	35	31	36
Net	318	333	307	341

Average realized price per ounce			$1,067	$1,193

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	4	7	N/A	N/A
Climax (100%)	5	4	N/A	N/A
North America copper mines (100%)[a]	9	8	N/A	N/A
Cerro Verde (53.56%)	2	3	N/A	N/A
Consolidated	20	22	20	21
Less noncontrolling interests	1	1	1	1
Net	19	21	19	20

Average realized price per pound			$6.94	$11.78

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	10	7	9	7
Less noncontrolling interests	4	3	4	3
Net	6	4	5	4

Average realized price per pound			$6.47	$9.79

a.	Amounts are net of Morenci's 15 percent joint venture partner's interest.

b.	On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.

c.	Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Years Ended December 31,
	Production		Sales
COPPER (millions of recoverable pounds)	2015	2014	2015	2014
(FCX's net interest in %)
North America
Morenci (85%)[a]	902	691	915	680
Bagdad (100%)	210	237	222	240
Safford (100%)	202	139	198	142
Sierrita (100%)	189	195	196	196
Miami (100%)	43	57	46	60
Chino (100%)	314	250	319	243
Tyrone (100%)	84	94	89	96
Other (100%)	3	7	3	7
Total North America	1,947	1,670	1,988	1,664

South America
Cerro Verde (53.56%)	545	500	544	501
El Abra (51%)	324	367	327	366
Candelaria/Ojos del Salado (80%)[b]	—	284	—	268
Total South America	869	1,151	871	1,135

Indonesia
Grasberg (90.64%)[c]	752	636	744	664

Africa
Tenke Fungurume (56%)	449	447	467	425

Consolidated	4,017	3,904	4,070	3,888
Less noncontrolling interests	680	725	688	715
Net	3,337	3,179	3,382	3,173

Consolidated sales from mines			4,070	3,888
Purchased copper			121	125
Total copper sales, including purchases			4,191	4,013

Average realized price per pound			$2.42	$3.09

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	25	12	23	13
South America (80%)[b]	—	72	—	67
Indonesia (90.64%)[c]	1,232	1,130	1,224	1,168
Consolidated	1,257	1,214	1,247	1,248
Less noncontrolling interests	115	120	115	123
Net	1,142	1,094	1,132	1,125

Average realized price per ounce			$1,129	$1,231

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	25	30	N/A	N/A
Climax (100%)	23	21	N/A	N/A
North America (100%)[a]	37	33	N/A	N/A
Cerro Verde (53.56%)	7	11	N/A	N/A
Consolidated	92	95	89	95
Less noncontrolling interests	3	5	4	5
Net	89	90	85	90

Average realized price per pound			$8.70	$12.74

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (56%)	35	29	35	30
Less noncontrolling interests	15	13	15	13
Net	20	16	20	17

Average realized price per pound			$8.21	$9.66

a.	Amounts are net of Morenci's 15 percent joint venture partner's interest.

b.	On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.

c.	Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

II

FREEPORT-McMoRan INC.
SELECTED MINING OPERATING DATA (continued)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	906,500	989,400	909,900	1,005,300
Average copper ore grade (percent)	0.26	0.25	0.26	0.25
Copper production (millions of recoverable pounds)	326	256	1,134	963

Mill Operations
Ore milled (metric tons per day)	319,300	301,200	312,100	273,800
Average ore grades (percent):
Copper	0.50	0.48	0.49	0.45
Molybdenum	0.03	0.03	0.03	0.03
Copper recovery rate (percent)	84.8	86.6	85.4	85.8
Production (millions of recoverable pounds):
Copper	244	247	972	828
Molybdenum	9	8	37	33

100% South America Mining[a]
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	113,800	263,000	193,900	275,200
Average copper ore grade (percent)	0.49	0.41	0.44	0.48
Copper production (millions of recoverable pounds)	100	121	430	491

Mill Operations
Ore milled (metric tons per day)	240,100	159,000	152,100	180,500
Average ore grades:
Copper (percent)	0.47	0.50	0.46	0.54
Molybdenum (percent)	0.02	0.02	0.02	0.02
Gold (grams per metric ton)	—	0.11	—	0.10
Copper recovery rate (percent)	85.1	86.1	81.5	88.1
Production (recoverable):
Copper (millions of pounds)	184	132	439	660
Gold (thousands of ounces)	—	10	—	72
Molybdenum (millions of pounds)	2	3	7	11

100% Indonesia Mining
Ore milled (metric tons per day):[b]
Grasberg open pit	108,400	81,700	115,900	69,100
Deep Ore Zone underground mine	43,000	43,400	43,700	50,500
Deep Mill Level Zone underground mine	3,500	—	2,900	—
Big Gossan underground mine	—	—	—	900
Total	154,900	125,100	162,500	120,500
Average ore grades:
Copper (percent)	0.75	0.79	0.67	0.79
Gold (grams per metric ton)	0.92	1.14	0.79	0.99
Recovery rates (percent):
Copper	90.9	91.5	90.4	90.3
Gold	84.1	87.1	83.4	83.2
Production (recoverable):
Copper (millions of pounds)	201	175	752	651
Gold (thousands of ounces)	345	355	1,232	1,132

100% Africa Mining
Ore milled (metric tons per day)	15,900	13,700	14,900	14,700
Average ore grades (percent):
Copper	3.64	3.96	4.00	4.06
Cobalt	0.51	0.38	0.43	0.34
Copper recovery rate (percent)	94.0	91.8	94.0	92.6
Production (millions of pounds):
Copper (recoverable)	110	107	449	447
Cobalt (contained)	10	7	35	29

100% Molybdenum Mines
Ore milled (metric tons per day)	25,900	34,100	34,800	39,400
Average molybdenum ore grade (percent)	0.20	0.19	0.20	0.19
Molybdenum production (millions of recoverable pounds)	9	11	48	51

a.	On November 3, 2014, FCX completed the sale of its 80 percent interests in the Candelaria and Ojos del Salado mines.

b.	Amounts represent the approximate average daily throughput processed at PT-FI's mill facilities from each producing mine.

III

FREEPORT-McMoRan INC.
SELECTED U.S. OIL AND GAS OPERATING DATA

	Three Months Ended December 31,
	Sales Volumes				Sales per Day
	2015		2014		2015		2014
GULF OF MEXICO (GOM)[a]
Oil (thousand barrels or MBbls)	5,796		4,600		63		50
Natural gas (million cubic feet or MMcf)	9,731		7,899		106		86
Natural gas liquids (NGLs, in MBbls)	576		507		6		6
Thousand barrels of oil equivalents (MBOE)	7,994		6,423		87		70
Average realized price per BOE[b]	$32.65		$60.97
Cash production costs per BOE[b]	$11.94		$17.93
Capital expenditures (in millions)	$619	[c]	$917	[c]

CALIFORNIA
Oil (MBbls)	3,162		3,413		34		37
Natural gas (MMcf)	490		598		5		6
NGLs (MBbls)	38		41		1		—	[d]
MBOE	3,282		3,554		36		38
Average realized price per BOE[b]	$32.44		$62.34
Cash production costs per BOE[b]	$30.53		$34.12
Capital expenditures (in millions)	$18		$74

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	38		40		1		—	[d]
Natural gas (MMcf)	11,317		12,412		123		135
NGLs (MBbls)	11		11		—	[d]	—	[d]
MBOE	1,935		2,120		21		23
Average realized price per BOE[b]	$13.11		$22.89
Cash production costs per BOE[b]	$9.37		$13.63
Capital expenditures (in millions)	$(1)		$31

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	8,996		8,053		98		87
Natural gas (MMcf)	21,538		20,909		234		227
NGLs (MBbls)	625		559		7		6
MBOE	13,211		12,097		144		131
Cash operating margin per BOE:[b]
Realized revenue	$37.49		$59.95
Cash production costs	16.17		21.93
Cash operating margin	$21.32		$38.02
Depreciation, depletion and amortization per BOE	$25.61		$45.96
Capital expenditures (in millions)	$518	[e]	$813	[e]

a.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

b.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, which are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XV, which are available on FCX's website, “www.fcx.com.”

c.	Includes $23 million in fourth-quarter 2015 and $187 million in fourth-quarter 2014 for the Inboard Lower Tertiary/Cretaceous natural gas trend.

d.	Rounds to less than 1 MBbl per day.

e.
Consolidated capital expenditures for U.S. oil and gas operations reflect total spending, which includes accrual and other adjustments totaling $(118) million in fourth-quarter 2015 and $(209) million in fourth-quarter 2014, that are not specifically allocated to the above regions. Excludes international oil and gas capital expenditures, primarily related to Morocco, totaling $19 million in fourth-quarter 2015 and $12 million in fourth-quarter 2014.

IV

FREEPORT-McMoRan INC.
SELECTED U.S. OIL AND GAS OPERATING DATA (continued)

	Years Ended December 31,
	Sales Volumes				Sales per Day
	2015		2014[a]		2015		2014[a]
GOM[b]
Oil (MBbls)	22,161		19,681		61		54
Natural gas (MMcf)	35,878		28,700		98		79
NGLs (MBbls)	2,209		2,027		6		6
MBOE	30,350		26,491		83		73
Average realized price per BOE[c]	$39.81		$79.17
Cash production costs per BOE[c]	$15.46		$15.62
Capital expenditures (in millions)	$2,630	[d]	$2,749	[d]

CALIFORNIA
Oil (MBbls)	12,935		13,732		35		38
Natural gas (MMcf)	2,154		2,368		6		6
NGLs (MBbls)	166		171		1		—	[e]
MBOE	13,460		14,298		37		39
Average realized price per BOE[c]	$39.92		$83.65
Cash production costs per BOE[c]	$30.66		$36.59
Capital expenditures (in millions)	$90		$270

HAYNESVILLE/MADDEN/OTHER
Oil (MBbls)	158		222		—	[e]	—	[e]
Natural gas (MMcf)	51,626		42,364		142		116
NGLs (MBbls)	50		35		—	[e]	—	[e]
MBOE	8,812		7,318	[f]	24		20
Average realized price per BOE[c]	$15.77		$27.18	[f]
Cash production costs per BOE[c]	$11.02		$12.36	[f]
Capital expenditures (in millions)	$28		$119

EAGLE FORD
Oil (MBbls)	—		6,481		—		18
Natural gas (MMcf)	—		7,410		—		20
NGLs (MBbls)	—		978		—		3
MBOE	—		8,694		—		24
Average realized price per BOE[c]	$—		$81.66
Cash production costs per BOE[c]	$—		$12.97
Capital expenditures (in millions)	$—		$232

TOTAL U.S. OIL AND GAS OPERATIONS
Oil (MBbls)	35,254		40,116		96		110
Natural gas (MMcf)	89,658		80,842		246		221
NGLs (MBbls)	2,425		3,211		7		9
MBOE	52,622		56,801		144		156
Cash operating margin per BOE:[c]
Realized revenue	$43.54		$71.83
Cash production costs	18.59		20.08
Cash operating margin	$24.95		$51.75
Depreciation, depletion and amortization per BOE	$34.28		$40.34
Capital expenditures (in millions)	$2,948	[g]	$3,205	[g]

a.	Includes the results of Eagle Ford through June 19, 2014.

b.	Reflects properties in the Deepwater GOM and on the Shelf, including the Inboard Lower Tertiary/Cretaceous natural gas trend.

c.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. In addition, the derivative contracts for oil and gas operations are managed on a consolidated basis; accordingly, the average realized price per BOE by region does not reflect adjustments for derivative contracts. For reconciliations of average realized price and cash production costs per BOE to revenues and production and delivery costs reported in FCX's consolidated financial statements, refer to the supplemental schedules, “Product Revenues and Production Costs,” beginning on page XV, which are available on FCX's website, “www.fcx.com.”

d.	Includes $166 million for the year 2015, and $674 million for the year 2014, for the Inboard Lower Tertiary/Cretaceous natural gas trend.

e.	Rounds to less than 1 MBbl per day.

f.
The year 2014 includes volume adjustments related to Eagle Ford's pre-close sales totaling 114 MBOE; excluding these amounts, average realized price was $25.97 per BOE and cash production costs were $12.73 per BOE.

g.
Consolidated capital expenditures for U.S. oil and gas operations reflect total spending, which includes accrual and other adjustments totaling $200 million for the year ended 2015, and $(165) million for the year ended 2014, that are not specifically allocated to the regions. Excludes international oil and gas capital expenditures, primarily related to Morocco, totaling $100 million for the year 2015, and $19 million for the year 2014.

V

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2015		2014	2015		2014
	(In Millions, Except Per Share Amounts)
Revenues[a,b]	$3,795		$5,235	$15,877		$21,438
Cost of sales:
Production and delivery[c]	3,046	[d]	2,927	11,545	[d]	11,898
Depreciation, depletion and amortization	780		939	3,497		3,863
Impairment of oil and gas properties	3,702		3,429	13,144		3,737
Copper and molybdenum inventory adjustments	184		6	338		6
Total cost of sales	7,712		7,301	28,524		19,504
Selling, general and administrative expenses	140	[e]	135	569	[e]	592
Mining exploration and research expenses	26		33	127		126
Environmental obligations and shutdown costs	17		19	78		119
Goodwill impairment	—		1,717	—		1,717
Net gain on sales of assets	—		(671)	(39)		(717)
Total costs and expenses	7,895		8,534	29,259		21,341
Operating (loss) income	(4,100)		(3,299)	(13,382)		97
Interest expense, net[f]	(187)		(147)	(645)		(630)
Insurance and other third-party recoveries	—		—	92		—
Net gain on early extinguishment of debt	—		10	—		73
Other income (expense), net	2		(12)	(86)		36
Loss before income taxes and equity in affiliated companies' net (losses) earnings	(4,285)		(3,448)	(14,021)		(424)
Benefit from (provision for) income taxes[g]	193		710	1,935		(324)
Equity in affiliated companies' net (losses) earnings	(2)		3	(3)		3
Net loss	(4,094)		(2,735)	(12,089)		(745)
Net loss (income) attributable to noncontrolling interests	23		(107)	(106)		(523)
Preferred dividends attributable to redeemable noncontrolling interest	(10)		(10)	(41)		(40)
Net loss attributable to FCX common stock[h]	$(4,081)		$(2,852)	$(12,236)		$(1,308)

Net loss per share attributable to FCX common stock:
Basic	$(3.47)		$(2.75)	$(11.31)		$(1.26)
Diluted	$(3.47)		$(2.75)	$(11.31)		$(1.26)

Weighted-average common shares outstanding:
Basic	1,177		1,039	1,082		1,039
Diluted	1,177		1,039	1,082		1,039

Dividends declared per share of common stock	$—		$0.3125	$0.2605		$1.25

a.
Includes unfavorable adjustments to provisionally priced copper sales recognized in prior periods totaling $72 million ($38 million to net loss attributable to common stock) in fourth-quarter 2015, $28 million ($13 million to net loss attributable to common stock) in fourth-quarter 2014, $107 million ($53 million to net loss attributable to common stock) for the year 2015 and $118 million ($65 million to net loss attributable to common stock) for the year 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page XI.

b.
Includes net noncash mark-to-market (losses) gains associated with oil and gas derivative contracts totaling $(102) million ($(63) million to net loss attributable to common stock) in fourth-quarter 2015, $497 million ($309 million to net loss attributable to common stock) in fourth-quarter 2014, $(319) million ($(198) million to net loss attributable to common stock) for the year 2015 and $627 million ($389 million to net loss attributable to common stock) tor the year 2014. For further discussion, refer to the supplemental schedule, "Derivative Instruments" on page XI.

c.
Includes charges at oil and gas operations primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior period tax assessments related to the California properties totaling $129 million ($81 million to net loss attributable to common stock) in fourth-quarter 2015 and $188 million ($117 million to net loss attributable to common stock) for the year 2015. The fourth quarter and year 2014 includes charges totaling $46 million ($29 million to net loss attributable to common stock) primarily for idle/terminated rig costs and inventory write-downs.

d.
Includes asset impairment, restructuring and other net charges at mining operations totaling $64 million ($38 million to net loss attributable to common stock) in fourth quarter 2015 and $156 million ($94 million to net loss attributable to common stock) for the year 2015.

e.	Includes charges totaling $18 million ($12 million to net loss attributable to common stock) for executive retirement benefits.

f.
Consolidated interest expense, excluding capitalized interest, totaled $218 million in fourth-quarter 2015, $205 million in fourth-quarter 2014, $860 million for the year 2015 and $866 million for the year 2014.

g.	For a summary of the net tax charges impacting the fourth quarters and years ended December 31, 2015 and 2014, refer to the supplementary schedule, "Income Taxes," on page X.

h.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net reductions to net loss attributable to common stock of $4 million in fourth-quarter 2015, $7 million in fourth-quarter 2014, $42 million for the year 2015 and $43 million for the year 2014. For further discussion, refer to the supplemental schedule, "Deferred Profits," on page XI.

VI

FREEPORT-McMoRan INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2015	2014
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$224	$464
Trade accounts receivable	689	953
Other accounts receivable	1,588	1,610
Inventories:
Materials and supplies, net	1,869	1,886
Mill and leach stockpiles	1,724	1,914
Product	1,195	1,561
Other current assets	173	657
Total current assets	7,462	9,045
Property, plant, equipment and mining development costs, net	27,509	26,220
Oil and gas properties - full cost method:
Subject to amortization, less accumulated amortization	2,262	9,187
Not subject to amortization	4,831	10,087
Long-term mill and leach stockpiles	2,271	2,179
Other assets	2,242	1,956
Total assets	$46,577	$58,674

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,355	$3,653
Current portion of debt	649	478
Current portion of environmental and asset retirement obligations	272	296
Accrued income taxes	23	410
Dividends payable	8	335
Total current liabilities	4,307	5,172
Long-term debt, less current portion	19,779	18,371
Deferred income taxes	4,288	6,398
Environmental and asset retirement obligations, less current portion	3,739	3,647
Other liabilities	1,656	1,861
Total liabilities	33,769	35,449

Redeemable noncontrolling interest	764	751

Equity:
FCX stockholders' equity:
Common stock	137	117
Capital in excess of par value	24,283	22,281
(Accumulated deficit) retained earnings	(12,387)	128
Accumulated other comprehensive loss	(503)	(544)
Common stock held in treasury	(3,702)	(3,695)
Total FCX stockholders' equity	7,828	18,287
Noncontrolling interests	4,216	4,187
Total equity	12,044	22,474
Total liabilities and equity	$46,577	$58,674

VII

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2015	2014
	(In Millions)
Cash flow from operating activities:
Net loss	$(12,089)	$(745)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	3,497	3,863
Impairment of oil and gas properties and goodwill	13,144	5,454
Copper and molybdenum inventory adjustments	338	6
Other asset impairments, inventory write-downs, restructuring and other net charges	256	18
Net gain on sales of assets	(39)	(717)
Net gains on crude oil and natural gas derivative contracts	(87)	(504)
Stock-based compensation	85	106
Net charges for environmental and asset retirement obligations, including accretion	209	200
Payments for environmental and asset retirement obligations	(198)	(176)
Net gain on early extinguishment of debt	—	(73)
Deferred income taxes	(2,039)	(929)
Increase in long-term mill and leach stockpiles	(212)	(233)
Other, net	(18)	(7)
Changes in working capital and other tax payments, excluding amounts from acquisitions and dispositions:
Accounts receivable	813	215
Inventories	379	(249)
Other current assets	97	—
Accounts payable and accrued liabilities	(217)	(394)
Accrued income taxes and changes in other tax payments	(699)	(204)
Net cash provided by operating activities	3,220	5,631

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(355)	(969)
South America	(1,722)	(1,785)
Indonesia	(913)	(948)
Africa	(229)	(159)
Molybdenum mines	(13)	(54)
U.S. oil and gas operations	(2,948)	(3,205)
Other	(173)	(95)
Net proceeds from sale of Candelaria and Ojos del Salado	—	1,709
Net proceeds from sale of Eagle Ford shale assets	—	2,910
Acquisitions of Deepwater GOM interests	—	(1,426)
Other, net	107	221
Net cash used in investing activities	(6,246)	(3,801)

Cash flow from financing activities:
Proceeds from debt	8,272	8,710
Repayments of debt	(6,677)	(10,306)
Net proceeds from sale of common stock	1,936	—
Cash dividends and distributions paid:
Common stock	(605)	(1,305)
Noncontrolling interests	(120)	(424)
Stock-based awards net (payments) proceeds, including excess tax benefit	(4)	9
Debt financing costs and other, net	(16)	(35)
Net cash provided by (used in) financing activities	2,786	(3,351)

Net decrease in cash and cash equivalents	(240)	(1,521)
Cash and cash equivalents at beginning of year	464	1,985
Cash and cash equivalents at end of year	$224	$464

VIII

FREEPORT-McMoRan INC.
ADJUSTED NET (LOSS) INCOME

Adjusted net (loss) income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net (loss) income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Adjusted net (loss) income may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended December 31,
	2015					2014
	Pre-tax	After-tax		Per Share		Pre-tax	After-tax	Per Share
Net loss attributable to common stock	N/A	$(4,081)		$(3.47)		N/A	$(2,852)	$(2.75)

Net noncash mark-to-market (losses) gains on oil and gas derivative contracts[a]	$(102)	$(63)		$(0.05)		$497	$309	$0.30
Impairment of oil and gas properties	(3,702)	(3,743)	[b]	(3.18)		(3,429)	(2,132)	(2.05)
Goodwill impairment	—	—		—		(1,717)	(1,717)	(1.65)
Other charges for oil and gas operations[c]	(129)	(81)		(0.07)		(46)	(29)	(0.03)
Adjustments to copper and molybdenum inventories	(184)	(118)		(0.10)		(6)	(4)	—
Mining asset impairment, restructuring and other net charges	(64)	(38)		(0.03)		—	—	—
Charges for executive retirement benefits	(18)	(12)		(0.01)		—	—	—
Adjustments to environmental obligations	(7)	(5)		—		(8)	16	0.02
Gain on sales of assets[d]	—	—		—		671	$450	0.43
Gain (loss) on early extinguishment of debt	—	—		—		10	(18)	(0.02)
Net tax benefit[e]	N/A	—		—		N/A	6	—
	$(4,206)	$(4,060)		$(3.45)	[f]	$(4,028)	$(3,119)	$(3.01)	[f]

Adjusted net (loss) income	N/A	$(21)		$(0.02)		N/A	$267	$0.26

	Years Ended December 31,
	2015				2014
	Pre-tax	After-tax		Per Share	Pre-tax	After-tax	Per Share
Net loss attributable to common stock	N/A	$(12,236)		$(11.31)	N/A	$(1,308)	$(1.26)

Net noncash mark-to-market (losses) gains on oil and gas derivative contracts[a]	$(319)	$(198)		$(0.18)	$627	$389	$0.37
Impairment of oil and gas properties	(13,144)	(11,598)	[b]	(10.72)	(3,737)	(2,324)	(2.24)
Goodwill impairment	—	—		—	(1,717)	(1,717)	(1.65)
Other charges for oil and gas operations[c]	(188)	(117)		(0.11)	(46)	(29)	(0.03)
Adjustments to copper and molybdenum inventories	(338)	(217)		(0.20)	(6)	(4)	—
Mining asset impairment, restructuring and other net charges	(156)	(94)		(0.09)	—	—	—
Charges for executive retirement benefits	(18)	(12)		(0.01)	—	—	—
Adjustments to environmental obligations and related litigation reserves	(43)	(28)		(0.03)	(76)	(50)	(0.05)
Gain on sales of assets[d]	39	25		0.02	717	481	0.46
Gain on shareholder derivative litigation settlement	92	92		0.09	—	—	—
Gain on early extinguishment of debt	—	—		—	73	3	—
Net tax charges[e]	N/A	—		—	N/A	(103)	(0.10)
	$(14,075)	$(12,147)		$(11.23)	$(4,165)	$(3,354)	$(3.23)	[f]

Adjusted net (loss) income	N/A	$(89)		$(0.08)	N/A	$2,046	$1.97

a.	For further discussion of oil and gas derivative contracts, refer to "Derivative Instruments," on page XI.

b.
As a result of the impairment to U.S. oil and gas properties, FCX recorded tax charges of $1.4 billion in fourth-quarter 2015 and $3.3 billion for the year 2015 to establish a valuation allowance against deferred tax assets that will not generate a future benefit, including U.S. federal alternative minimum tax credits and foreign tax credits (refer to "Income Taxes," on page X, for a summary of these amounts). These tax charges have been reflected in the above after-tax impacts for the impairment of oil and gas properties.

c.
Other charges for oil and gas operations primarily include idle/terminated rig costs and inventory write-downs. The 2015 periods also include amounts for other asset impairments and prior period tax assessments related to the California properties.

d.
Gain on sales of assets primarily reflect the sale of FCX's one-third interest in the Luna Energy power facility in New Mexico for the year 2015, and the sale of FCX's 80 percent interests in the Candelaria and Ojos del Salado mines for the fourth quarter and year 2014.

e.	For further discussion of the net tax (charges) benefit impacting the 2015 and 2014 periods, refer to "Income Taxes," on page X.

f.	Per share amounts do not foot down because of rounding.

IX

FREEPORT-McMoRan INC.
INCOME TAXES
Following are summaries of the calculation of FCX's consolidated benefit (provision) for income taxes for the fourth quarters and years ended December 31, 2015 and 2014 (in millions, except percentages):

	Three Months Ended December 31,
	2015						2014
					Income Tax					Income Tax
	Income		Effective		(Provision)		Income		Effective	(Provision)
	(Loss)[a]		Tax Rate		Benefit		(Loss)[a]		Tax Rate	Benefit
U.S.	$(600)		48%		$285		$384		29%	$(113)	[b,c]
South America	(116)		24%		28		207		59%	(122)	[d]
Indonesia	103		49%		(50)		312		41%	(127)
Africa	(3)		367%		11		74		31%	(23)
Impairment of oil and gas properties	(3,702)		37%		1,387		(3,429)		38%	1,297
Valuation allowance, net	—		N/A		(1,428)	[e]	—		N/A	—
Gain on sale of Candelaria/Ojos	—		N/A		—		671		33%	(221)
Eliminations and other	33		N/A		(44)		50		N/A	(12)
Annualized rate adjustment[f]	—		N/A		4		—		N/A	31
	(4,285)		5%		193		(1,731)		41%	710
Goodwill impairment	—		N/A		—		(1,717)	[g]	N/A	—
Consolidated FCX	$(4,285)		5%		$193		$(3,448)		21%	$710

	Years Ended December 31,
	2015						2014
					Income Tax					Income Tax
	Income		Effective		(Provision)		Income		Effective	(Provision)
	(Loss)[a]		Tax Rate		Benefit		(Loss)[a]		Tax Rate	Benefit
U.S.	$(1,654)	[h]	44%		$720		$1,857		30%	$(550)	[b,c]
South America	(40)		(10)%		(4)		1,221		43%	(531)	[d]
Indonesia	430		45%		(195)		709		41%	(293)
Africa	120		40%		(48)		379		31%	(116)
Impairment of oil and gas properties	(13,144)		37%		4,884		(3,737)		38%	1,413
Valuation allowance, net	—		N/A		(3,338)	[e]	—		N/A	—
Gain on sale of Candelaria/Ojos	—		N/A		—		671		33%	(221)
Eliminations and other	267		N/A		(84)		193		N/A	(26)
	(14,021)		14%		1,935		1,293		25%	(324)
Goodwill impairment	—		N/A		—		(1,717)	[g]	N/A	—
Consolidated FCX	$(14,021)		14%	[i]	$1,935		$(424)		(76)%	$(324)

a.	Represents (loss) income by geographic location before income taxes and equity in affiliated companies' net (losses) earnings.

b.
Includes a charge for deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford properties totaling $22 million in fourth-quarter 2014 and $84 million for the year 2014.

c.
Includes a net benefit of $41 million, comprised of $57 million related to changes in U.S. state income tax filing positions, partly offset by a charge of $16 million for a change in U.S. federal income tax regulations.

d.
Includes charges related to changes in Chilean and Peruvian tax rules totaling $24 million ($13 million net of noncontrolling interests) for fourth-quarter 2014 and $78 million ($60 million net of noncontrolling interests) for the year 2014.

e.
As a result of the impairment to U.S. oil and gas properties, FCX recorded tax charges to establish a valuation allowance against deferred tax assets that will not generate a future benefit, including U.S. federal alternative minimum tax credits and foreign tax credits.

f.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

g.	Reflects goodwill impairment charges, which were non-deductible for tax purposes.

h.
Includes a gain of $92 million related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement for which there is no related tax provision.

i.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.00 per pound for copper, $1,100 per ounce for gold, $4.50 per pound for molybdenum and $34 per barrel of Brent crude oil, FCX estimates its consolidated effective tax rate for the year 2016 will approximate 40 percent excluding U.S. domestic losses for which no benefit is expected to be realized.

X

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS
Provisional Pricing. For the year 2015, 43 percent of FCX's mined copper was sold in concentrate, 33 percent as cathode and 24 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, copper contained in concentrates and cathodes is provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted monthly average spot copper prices on the London Metal Exchange (LME). Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. LME spot copper prices averaged $2.22 per pound during fourth-quarter 2015, compared to FCX's average realized price of $2.18 per pound. Following is a summary of the unfavorable impacts of net adjustments to prior periods' provisionally priced copper sales for the fourth quarters and years ended December 31, 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$(72)	$(28)	$(107)	$(118)
Net income attributable to common stock	$(38)	$(13)	$(53)	$(65)
Net income per share of common stock	$(0.03)	$(0.01)	$(0.05)	$(0.06)
At December 31, 2015, FCX had provisionally priced copper sales at its copper mining operations totaling 515 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $2.13 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the December 31, 2015, provisional price recorded would have an approximate $19 million effect on 2016 net income attributable to common stock. The LME spot copper price closed at $2.02 per pound on January 25, 2016.

Oil and Gas. In connection with the acquisition of the oil and gas business, FCX had derivative contracts for 2015 that consisted of crude oil options, and for 2014, had derivative contracts that consisted of crude oil options and natural gas swaps. These crude oil and natural gas derivative contracts were not designated as hedging instruments; accordingly, they were recorded at fair value with the mark-to-market gains and losses recorded in revenues each period. FM O&G currently has no derivative contracts in place for 2016 and future years.
Cash gains (losses) on crude oil and natural gas derivative contracts totaled $102 million in fourth-quarter 2015, $64 million in fourth-quarter 2014, $406 million for the year 2015 and $(122) million for the year 2014. Additionally, following is a summary of net noncash mark-to-market (losses) gains on crude oil and natural gas derivative contracts for the fourth quarters and years ended December 31, 2015 and 2014 (in millions, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$(102)	$497	$(319)	$627
Net income attributable to common stock	$(63)	$309	$(198)	$389
Net income per share of common stock	$(0.05)	$0.30	$(0.18)	$0.37

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT Freeport Indonesia's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to net loss attributable to common stock totaling $4 million in fourth-quarter 2015, $7 million in fourth-quarter 2014, $42 million for the year 2015 and $43 million for the year 2014. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $14 million at December 31, 2015. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

XI

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS
FCX has organized its mining operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde, Grasberg and Tenke Fungurume copper mines, the Rod & Refining operations and the U.S. oil and gas operations.

Intersegment Sales. Intersegment sales between FCX’s mining operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in corporate, other & eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America			Indonesia		Africa
												Atlantic	Other					Corporate,
										Molyb-		Copper	Mining			U.S.		Other
		Other		Cerro	Other					denum	Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines[a]	Total	Grasberg		Tenke	Mines	Refining	& Refining	nations		Mining	Operations		nations		Total
Three Months Ended December 31, 2015
Revenues:
Unaffiliated customers	$107	$86	$193	$384	$169	$553	$648	[b]	$279	$—	$1,028	$482	$212	[c]	$3,395	$400		$—		$3,795
Intersegment	437	587	1,024	4	—	4	(1)		16	50	9	3	(1,105)		—	—		—		—
Production and delivery[d,e]	406	526	932	275	159	434	497		226	65	1,032	451	(937)		2,700	354		(8)		3,046
Depreciation, depletion and amortization	60	92	152	85	31	116	55		62	20	2	10	21		438	339		3		780
Impairment of oil and gas properties	—	—	—	—	—	—	—		—	—	—	—	—		—	3,710		(8)	[f]	3,702
Copper and molybdenum inventory adjustments	—	76	76	—	73	73	—		—	5	—	—	30		184	—		—		184
Selling, general and administrative expenses	1	1	2	1	—	1	29		3	—	—	3	4		42	48		50		140
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	—	25		26	—		—		26
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—	17		17	—		—		17
Operating income (loss)	77	(23)	54	27	(94)	(67)	66		4	(40)	3	21	(53)		(12)	(4,051)		(37)		(4,100)

Interest expense, net	—	1	1	15	—	15	—		—	—	—	2	18		36	57		94		187
Provision for (benefit from) income taxes	—	—	—	13	(41)	(28)	50		(11)	—	—	—	—		11	—		(204)		(193)
Total assets at December 31, 2015	3,567	4,878	8,445	9,445	1,661	11,106	9,402		5,079	1,999	219	612	1,293		38,155	8,141		281		46,577
Capital expenditures	29	18	47	378	5	383	253		63	3	2	5	10		766	518	[g]	14		1,298

Three Months Ended December 31, 2014
Revenues:
Unaffiliated customers	$149	$141	$290	$286	$353	$639	$777	[b]	$366	$—	$1,027	$583	$330	[c]	$4,012	$1,223	[h]	$—		$5,235
Intersegment	406	675	1,081	56	61	117	48		19	118	5	6	(1,394)		—	—		—		—
Production and delivery[e]	351	531	882	203	259	462	394		214	85	1,032	572	(1,042)		2,599	324		4		2,927
Depreciation, depletion and amortization	40	76	116	39	44	83	72		56	21	3	10	19		380	555		4		939
Impairment of oil and gas properties	—	—	—	—	—	—	—		—	—	—	—	—		—	3,429		—		3,429
Copper and molybdenum inventory adjustments	—	—	—	—	—	—	—		—	—	—	—	6		6	—		—		6
Selling, general and administrative expenses	1	1	2	1	—	1	25		3	—	—	4	5		40	36		59		135
Mining exploration and research expenses	—	2	2	—	—	—	—		—	—	—	—	31		33	—		—		33
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—	18		18	—		1		19
Goodwill impairment	—	—	—	—	—	—	—		—	—	—	—	—		—	1,717		—		1,717
Net gain on sale of assets	—	—	—	—	—	—	—		—	—	—	—	(671)	[i]	(671)	—		—		(671)
Operating income (loss)	163	206	369	99	111	210	334		112	12	(3)	3	570		1,607	(4,838)		(68)		(3,299)

Interest expense, net	1	—	1	—	—	—	—		—	—	—	3	29		33	40		74		147
Provision for (benefit from) income taxes	—	—	—	88	34	122	127		23	—	—	—	221	[i]	493	—		(1,203)		(710)
Total assets at December 31, 2014	3,780	5,611	9,391	7,490	1,993	9,483	8,626		5,073	2,095	235	898	1,319		37,120	20,834		720		58,674
Capital expenditures	135	19	154	484	23	507	226		59	9	1	8	14		978	813	[g]	9		1,800

a.	Fourth-quarter 2014 includes the results of the Candelaria and Ojos del Salado mining operations (Candelaria/Ojos), which were sold in November 2014.

b.	Includes PT-FI's sales to PT Smelting totaling $350 million in fourth-quarter 2015 and $304 million in fourth-quarter 2014.

c.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

d.
Includes asset impairment, restructuring and other net charges for mining operations totaling $64 million, including $24 million at North America copper mines, $2 million at other South America mines, $11 million at Tenke, $5 million at Molybdenum mines, $3 million at Rod & Refining, $18 million at other mining & eliminations and $1 million at corporate, other & eliminations.

e.
Includes charges at U.S. Oil & Gas operations totaling $129 million in fourth-quarter 2015 primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior period tax assessments at the California properties, and $46 million in fourth-quarter 2014 primarily for idle/terminated rig costs and inventory write-downs.

f.	Primarily reflects adjustments to the third-quarter 2015 impairment of the Morocco oil and gas properties.

g.
Excludes international oil and gas capital expenditures totaling $19 million in fourth-quarter 2015 and $12 million in fourth-quarter 2014, primarily related to the Morocco oil and gas properties, which are included in corporate, other & eliminations.

h.	Includes net mark-to-market gains associated with crude oil and natural gas derivative contracts totaling $561 million.

i.	Includes the gain and related income tax provision associated with the sale of Candelaria/Ojos.

XIII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)	Mining Operations
	North America Copper Mines			South America				Indonesia		Africa
													Atlantic	Other					Corporate,
											Molyb-		Copper	Mining			U.S.		Other
		Other		Cerro	Other						denum	Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines[a]		Total	Grasberg		Tenke	Mines	Refining	& Refining	nations		Mining	Operations[b]		nations		Total
Year Ended December 31, 2015
Revenues:
Unaffiliated customers	$558	$351	$909	$1,065	$808		$1,873	$2,617	[c]	$1,270	$—	$4,125	$1,955	$1,133	[d]	$13,882	$1,994	[e]	$1		$15,877
Intersegment	1,646	2,571	4,217	68	(7)	[f]	61	36		114	348	29	15	(4,820)		—	—		—		—
Production and delivery[g,h]	1,523	2,276	3,799	815	623		1,438	1,808		860	312	4,129	1,848	(3,859)		10,335	1,211		(1)		11,545
Depreciation, depletion and amortization	217	343	560	219	133		352	293		257	97	9	39	72		1,679	1,804		14		3,497
Impairment of oil and gas properties	—	—	—	—	—		—	—		—	—	—	—	—		—	12,980		164	[i]	13,144
Copper and molybdenum inventory adjustments	—	142	142	—	73		73	—		—	11	—	—	112		338	—		—		338
Selling, general and administrative expenses	3	3	6	3	1		4	103		11	—	—	16	20		160	188		221		569
Mining exploration and research expenses	—	7	7	—	—		—	—		—	—	—	—	120		127	—		—		127
Environmental obligations and shutdown costs	—	3	3	—	—		—	—		—	—	—	—	74		77	—		1		78
Net gain on sale of assets	—	(39)	(39)	—	—		—	—		—	—	—	—	—		(39)	—		—		(39)
Operating income (loss)	461	187	648	96	(29)		67	449		256	(72)	16	67	(226)		1,205	(14,189)		(398)		(13,382)

Interest expense, net	2	2	4	16	—		16	—		—	—	—	10	75		105	186		354		645
Provision for (benefit from) income taxes	—	—	—	13	(9)		4	195		48	—	—	—	—		247	—		(2,182)		(1,935)
Capital expenditures	253	102	355	1,674	48		1,722	913		229	13	4	23	47		3,306	2,948	[j]	99		6,353

Year Ended December 31, 2014
Revenues:
Unaffiliated customers	$364	$336	$700	$1,282	$1,740		$3,022	$2,848	[c]	$1,437	$—	$4,626	$2,391	$1,704	[d]	$16,728	$4,710	[e]	$—		$21,438
Intersegment	1,752	3,164	4,916	206	304		510	223		121	587	29	21	(6,407)		—	—		—		—
Production and delivery[h]	1,287	2,153	3,440	741	1,198		1,939	1,988		770	328	4,633	2,356	(4,795)		10,659	1,237		2		11,898
Depreciation, depletion and amortization	168	316	484	159	208		367	266		228	92	10	41	70		1,558	2,291		14		3,863
Impairment of oil and gas properties	—	—	—	—	—		—	—		—	—	—	—	—		—	3,737		—		3,737
Copper and molybdenum inventory adjustments	—	—	—	—	—		—	—		—	—	—	—	6		6	—		—		6
Selling, general and administrative expenses	2	3	5	3	3		6	98		12	—	—	17	25		163	207		222		592
Mining exploration and research expenses	—	8	8	—	—		—	—		—	—	—	—	118		126	—		—		126
Environmental obligations and shutdown costs	—	(5)	(5)	—	—		—	—		—	—	—	—	123		118	—		1		119
Goodwill impairment	—	—	—	—	—		—	—		—		—	—	—		—	1,717		—		1,717
Net gain on sale of assets	—	(14)	(14)	—	—		—	—		—	—	—	—	(703)	[k]	(717)	—		—		(717)
Operating income (loss)	659	1,039	1,698	585	635		1,220	719		548	167	12	(2)	453		4,815	(4,479)		(239)		97

Interest expense, net	3	1	4	1	—		1	—		—	—	—	13	84		102	241		287		630
Provision for income taxes	—	—	—	265	266		531	293		116	—	—	—	221	[k]	1,161	—		(837)		324
Capital expenditures	826	143	969	1,691	94		1,785	948		159	54	4	17	52		3,988	3,205	[j]	22		7,215

a.	The year 2014 includes the results of Candelaria/Ojos, which were sold in November 2014.

b.	The year 2014 includes the results from the Eagle Ford properties, which were sold in June 2014.

c.	Includes PT-FI's sales to PT Smelting totaling $1.1 billion in 2015 and $1.8 billion in 2014.

d.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

e.	Includes net mark-to-market gains associated with crude oil and natural gas derivative contracts totaling $87 million in 2015 and $505 million in 2014.

f.	Reflects net reductions for provisional pricing adjustments to prior year open sales.

g.
Includes asset impairment, restructuring and other net charges for mining operations totaling $156 million, including $99 million at North America copper mines, $13 million at South America mines, $11 million at Tenke, $7 million at Molybdenum mines, $3 million at Rod & Refining, $20 million at other mining & eliminations and $3 million for restructuring at corporate, other & eliminations.

h.
Includes charges at U.S. Oil & Gas operations totaling $188 million in 2015 primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior year tax assessments at the California properties, and $46 million in 2014 primarily for idle/terminated rig costs and inventory write-downs.

i.	Reflects impairment charges for international oil and gas properties primarily related to Morocco.

j.
Excludes international oil and gas capital expenditures totaling $100 million in 2015 and $19 million in 2014, primarily related to the Morocco oil and gas properties, which are included in corporate, other & eliminations.

k.	Includes the gain and related income tax provision associated with the sale of Candelaria/Ojos.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs. Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board of Directors to monitor mining operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, long-lived asset impairments, restructuring, write-offs of equipment and/or other unusual charges, which are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated statement of operations.

U.S. Oil & Gas Product Revenues and Cash Production Costs per Unit. Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of FCX's oil and gas operations. FCX uses this measure for the same purpose and for monitoring operating performance by its oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX shows revenue adjustments from derivative contracts as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion charges for asset retirement obligations and other costs, such as idle/terminated rig costs, inventory write-downs and/or unusual charges, are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in FCX's consolidated statement of operations.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,213		$1,213		$43	$19	$1,275
Site production and delivery, before net noncash
and other costs shown below	814		790		36	10	836
By-product credits	(40)		—		—	—	—
Treatment charges	62		60		—	2	62
Net cash costs	836		850		36	12	898
Depreciation, depletion and amortization	152		146		4	2	152
Copper and molybdenum inventory adjustments	76		75		1	—	76
Noncash and other costs, net	63	[c]	58		4	1	63
Total costs	1,127		1,129		45	15	1,189
Revenue adjustments, primarily for pricing
on prior period open sales	(29)		(29)		—	—	(29)
Gross profit (loss)	$57		$55		$(2)	$4	$57

Copper sales (millions of recoverable pounds)	546		546
Molybdenum sales (millions of recoverable pounds)[a]					9

Gross profit (loss) per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.22		$2.22		$5.03
Site production and delivery, before net noncash
and other costs shown below	1.49		1.44		4.26
By-product credits	(0.07)		—		—
Treatment charges	0.11		0.11		—
Unit net cash costs	1.53		1.55		4.26
Depreciation, depletion and amortization	0.28		0.27		0.44
Copper and molybdenum inventory adjustments	0.14		0.14		0.14
Noncash and other costs, net	0.12	[c]	0.11		0.38
Total unit costs	2.07		2.07		5.22
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)		(0.05)		—
Gross profit (loss) per pound	$0.10		$0.10		$(0.19)

Reconciliation to Amounts Reported						Copper and
					Depreciation,	Molybdenum
			Production		Depletion and	Inventory
(In millions)	Revenues		and Delivery		Amortization	Adjustments
Totals presented above	$1,275		$836		$152	$76
Treatment charges	—		62		—	—
Noncash and other costs, net	—		63	[c]	—	—
Revenue adjustments, primarily for pricing						—
on prior period open sales	(29)		—		—	—
Eliminations and other	(29)		(29)		—	—
North America copper mines	1,217		932		152	76
Other mining & eliminations[d]	2,178		1,768		286	108
Total mining	3,395		2,700		438	184
U.S. oil & gas operations	400		354		339	—
Corporate, other & eliminations	—		(8)		3	—
As reported in FCX's consolidated financial statements	$3,795		$3,046		$780	$184

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $24 million ($0.04 per pound) for asset impairment, restructuring and other net charges.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments," beginning on page XII.

XVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,297	$1,297	$84	$29	$1,410
Site production and delivery, before net noncash
and other costs shown below	784	734	54	20	808
By-product credits	(89)	—	—	—	—
Treatment charges	59	57	—	2	59
Net cash costs	754	791	54	22	867
Depreciation, depletion and amortization	114	107	5	2	114
Noncash and other costs, net	44	43	1	—	44
Total costs	912	941	60	24	1,025
Revenue adjustments, primarily for pricing
on prior period open sales	(12)	(12)	—	—	(12)
Gross profit	$373	$344	$24	$5	$373

Copper sales (millions of recoverable pounds)	433	433
Molybdenum sales (millions of recoverable pounds)[a]			8

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.99	$2.99	$10.42
Site production and delivery, before net noncash
and other costs shown below	1.81	1.69	6.67
By-product credits	(0.21)	—	—
Treatment charges	0.14	0.13	—
Unit net cash costs	1.74	1.82	6.67
Depreciation, depletion and amortization	0.26	0.25	0.54
Noncash and other costs, net	0.10	0.10	0.15
Total unit costs	2.10	2.17	7.36
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)	(0.03)	—
Gross profit per pound	$0.86	$0.79	$3.06

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,410	$808	$114
Treatment charges	—	59	—
Noncash and other costs, net	—	44	—
Revenue adjustments, primarily for pricing
on prior period open sales	(12)	—	—
Eliminations and other	(27)	(29)	2
North America copper mines	1,371	882	116
Other mining & eliminations[c]	2,641	1,717	264
Total mining	4,012	2,599	380
U.S. oil & gas operations	1,223	324	555
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,927	$939

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments," beginning on page page XII.

XVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,907		$4,907		$261	$102	$5,270
Site production and delivery, before net noncash
and other costs shown below	3,339		3,161		209	71	3,441
By-product credits	(261)		—		—	—	—
Treatment charges	240		233		—	7	240
Net cash costs	3,318		3,394		209	78	3,681
Depreciation, depletion and amortization	558		528		20	10	558
Copper and molybdenum inventory adjustments	142		139		2	1	142
Noncash and other costs, net	233	[c]	225		6	2	233
Total costs	4,251		4,286		237	91	4,614
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		(28)		—	—	(28)
Gross profit	$628		$593		$24	$11	$628

Copper sales (millions of recoverable pounds)	1,985		1,985
Molybdenum sales (millions of recoverable pounds)[a]					37

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.47		$2.47		$7.02
Site production and delivery, before net noncash
and other costs shown below	1.68		1.59		5.61
By-product credits	(0.13)		—		—
Treatment charges	0.12		0.12		—
Unit net cash costs	1.67		1.71		5.61
Depreciation, depletion and amortization	0.28		0.27		0.53
Copper and molybdenum inventory adjustments	0.07		0.07		0.07
Noncash and other costs, net	0.12	[c]	0.11		0.16
Total unit costs	2.14		2.16		6.37
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)		(0.01)		—
Gross profit per pound	$0.32		$0.30		$0.65

Reconciliation to Amounts Reported						Copper and
					Depreciation,	Molybdenum
			Production		Depletion and	Inventory
(In millions)	Revenues		and Delivery		Amortization	Adjustments
Totals presented above	$5,270		$3,441		$558	$142
Treatment charges	—		240		—	—
Noncash and other costs, net	—		233	[c]	—	—
Revenue adjustments, primarily for pricing
on prior period open sales	(28)		—		—	—
Eliminations and other	(116)		(115)		2	—
North America copper mines	5,126		3,799		560	142
Other mining & eliminations[d]	8,756		6,536		1,119	196
Total mining	13,882		10,335		1,679	338
U.S. oil & gas operations	1,994		1,211		1,804	—
Corporate, other & eliminations	1		(1)		14	—
As reported in FCX's consolidated financial statements	$15,877		$11,545		$3,497	$338

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $99 million ($0.05 per pound) for asset impairment, restructuring and other net charges.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$5,186	$5,186	$386	$120	$5,692
Site production and delivery, before net noncash
and other costs shown below	3,057	2,860	226	78	3,164
By-product credits	(399)	—	—	—	—
Treatment charges	203	198	—	5	203
Net cash costs	2,861	3,058	226	83	3,367
Depreciation, depletion and amortization	473	448	19	6	473
Noncash and other costs, net	149	146	2	1	149
Total costs	3,483	3,652	247	90	3,989
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$1,696	$1,527	$139	$30	$1,696

Copper sales (millions of recoverable pounds)	1,657	1,657
Molybdenum sales (millions of recoverable pounds)[a]			33

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.13	$3.13	$11.74
Site production and delivery, before net noncash
and other costs shown below	1.85	1.73	6.85
By-product credits	(0.24)	—	—
Treatment charges	0.12	0.12	—
Unit net cash costs	1.73	1.85	6.85
Depreciation, depletion and amortization	0.29	0.27	0.60
Noncash and other costs, net	0.09	0.09	0.07
Total unit costs	2.11	2.21	7.52
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$1.02	$0.92	$4.22

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$5,692	$3,164	$473
Treatment charges	—	203	—
Noncash and other costs, net	—	149	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)	—	—
Eliminations and other	(69)	(76)	11
North America copper mines	5,616	3,440	484
Other mining & eliminations[c]	11,112	7,219	1,074
Total mining	16,728	10,659	1,558
U.S. oil & gas operations	4,710	1,237	2,291
Corporate, other & eliminations	—	2	14
As reported in FCX's consolidated financial statements	$21,438	$11,898	$3,863

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$618	$618	$17	$635
Site production and delivery, before net noncash
and other costs shown below	410	401	14	415
By-product credits	(12)	—	—	—
Treatment charges	61	61	—	61
Royalty on metals	1	1	—	1
Net cash costs	460	463	14	477
Depreciation, depletion and amortization	116	113	3	116
Copper inventory adjustments	73	73	—	73
Noncash and other costs, net	20	20	—	20
Total costs	669	669	17	686
Revenue adjustments, primarily for pricing
on prior period open sales	(15)	(15)	—	(15)
Gross loss	$(66)	$(66)	$—	$(66)

Copper sales (millions of recoverable pounds)	286	286

Gross loss per pound of copper:

Revenues, excluding adjustments	$2.16	$2.16
Site production and delivery, before net noncash
and other costs shown below	1.43	1.40
By-product credits	(0.04)	—
Treatment charges	0.21	0.21
Royalty on metals	0.01	0.01
Unit net cash costs	1.61	1.62
Depreciation, depletion and amortization	0.40	0.39
Copper inventory adjustments	0.26	0.26
Noncash and other costs, net	0.07	0.07
Total unit costs	2.34	2.34
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)	(0.05)
Gross loss per pound	$(0.23)	$(0.23)

Reconciliation to Amounts Reported				Copper and
			Depreciation,	Molybdenum
		Production	Depletion and	Inventory
(In millions)	Revenues	and Delivery	Amortization	Adjustments
Totals presented above	$635	$415	$116	$73
Treatment charges	(61)	—	—	—
Royalty on metals	(1)	—	—	—
Noncash and other costs, net	—	20	—	—
Revenue adjustments, primarily for pricing
on prior period open sales	(15)	—	—	—
Eliminations and other	(1)	(1)	—	—
South America mining	557	434	116	73
Other mining & eliminations[b]	2,838	2,266	322	111
Total mining	3,395	2,700	438	184
U.S. oil & gas operations	400	354	339	—
Corporate, other & eliminations	—	(8)	3	—
As reported in FCX's consolidated financial statements	$3,795	$3,046	$780	$184

a. Includes silver sales of 784 thousand ounces ($14.32 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$729	$729	$42	$771
Site production and delivery, before net noncash
and other costs shown below	416	394	29	423
By-product credits	(35)	—	—	—
Treatment charges	40	40	—	40
Royalty on metals	1	1	—	1
Net cash costs	422	435	29	464
Depreciation, depletion and amortization	83	80	3	83
Noncash and other costs, net	10	10	—	10
Total costs	515	525	32	557
Revenue adjustments, primarily for pricing
on prior period open sales	(5)	(5)	—	(5)
Gross profit	$209	$199	$10	$209

Copper sales (millions of recoverable pounds)	247	247

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.95	$2.95
Site production and delivery, before net noncash
and other costs shown below	1.68	1.60
By-product credits	(0.14)	—
Treatment charges	0.16	0.16
Royalty on metals	0.01	—
Unit net cash costs	1.71	1.76
Depreciation, depletion and amortization	0.34	0.33
Noncash and other costs, net	0.04	0.04
Total unit costs	2.09	2.13
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)
Gross profit per pound	$0.85	$0.81

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$771	$423	$83
Treatment charges	(40)	—	—
Royalty on metals	(1)	—	—
Noncash and other costs, net	—	10	—
Revenue adjustments, primarily for pricing
on prior period open sales	(5)	—	—
Eliminations and other	31	29	—
South America mining	756	462	83
Other mining & eliminations[b]	3,256	2,137	297
Total mining	4,012	2,599	380
U.S. oil & gas operations	1,223	324	555
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,927	$939

a. Includes gold sales of 8 thousand ounces ($1,191 per ounce average realized price) and silver sales of 633 thousand ounces ($16.57 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
		By-Product	Co-Product Method
(In millions)		Method	Copper	Other[a]	Total
Revenues, excluding adjustments		$2,075	$2,075	$65	$2,140
Site production and delivery, before net noncash
and other costs shown below		1,393	1,355	59	1,414
By-product credits		(44)	—	—	—
Treatment charges		161	161	—	161
Royalty on metals		4	4	—	4
Net cash costs		1,514	1,520	59	1,579
Depreciation, depletion and amortization		352	341	11	352
Copper inventory adjustments		73	73	—	73
Noncash and other costs, net		41	41	—	41
Total costs		1,980	1,975	70	2,045
Revenue adjustments, primarily for pricing
on prior period open sales		(28)	(28)	—	(28)
Gross profit (loss)		$67	$72	$(5)	$67

Copper sales (millions of recoverable pounds)		871	871

Gross profit per pound of copper:

Revenues, excluding adjustments		$2.38	$2.38
Site production and delivery, before net noncash
and other costs shown below		1.60	1.56
By-product credits		(0.05)	—
Treatment charges		0.19	0.19
Royalty on metals		—	—
Unit net cash costs		1.74	1.75
Depreciation, depletion and amortization		0.40	0.39
Copper inventory adjustments		0.08	0.08
Noncash and other costs, net		0.05	0.05
Total unit costs		2.27	2.27
Revenue adjustments, primarily for pricing
on prior period open sales		(0.03)	(0.03)
Gross profit per pound		$0.08	$0.08

Reconciliation to Amounts Reported					Copper and
				Depreciation,	Molybdenum
			Production	Depletion and	Inventory
(In millions)		Revenues	and Delivery	Amortization	Adjustments
Totals presented above		$2,140	$1,414	$352	$73
Treatment charges		(161)	—	—	—
Royalty on metals		(4)	—	—	—
Noncash and other costs, net		—	41	—	—
Revenue adjustments, primarily for pricing
on prior period open sales		(28)	—	—	—
Eliminations and other		(13)	(17)	—	—
South America mining		1,934	1,438	352	73
Other mining & eliminations[b]	—	11,948	8,897	1,327	265
Total mining	—	13,882	10,335	1,679	338
U.S. oil & gas operations	—	1,994	1,211	1,804	—
Corporate, other & eliminations	—	1	(1)	14	—
As reported in FCX's consolidated financial statements		$15,877	$11,545	$3,497	$338

a. Includes silver sales of 2.0 million ounces ($14.48 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$3,498	$3,498	$269	$3,767
Site production and delivery, before net noncash
and other costs shown below	1,839	1,710	151	1,861
By-product credits	(247)	—	—	—
Treatment charges	191	191	—	191
Royalty on metals	6	5	1	6
Net cash costs	1,789	1,906	152	2,058
Depreciation, depletion and amortization	367	345	22	367
Noncash and other costs, net	67	64	3	67
Total costs	2,223	2,315	177	2,492
Revenue adjustments, primarily for pricing
on prior period open sales	(65)	(65)	—	(65)
Gross profit	$1,210	$1,118	$92	$1,210

Copper sales (millions of recoverable pounds)	1,135	1,135

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.08	$3.08
Site production and delivery, before net noncash
and other costs shown below	1.62	1.51
By-product credits	(0.22)	—
Treatment charges	0.17	0.17
Royalty on metals	0.01	—
Unit net cash costs	1.58	1.68
Depreciation, depletion and amortization	0.32	0.31
Noncash and other costs, net	0.06	0.06
Total unit costs	1.96	2.05
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)	(0.05)
Gross profit per pound	$1.07	$0.98

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$3,767	$1,861	$367
Treatment charges	(191)	—	—
Royalty on metals	(6)	—	—
Noncash and other costs, net	—	67	—
Revenue adjustments, primarily for pricing
on prior period open sales	(65)	—	—
Eliminations and other	27	11	—
South America mining	3,532	1,939	367
Other mining & eliminations[b]	13,196	8,720	1,191
Total mining	16,728	10,659	1,558
U.S. oil & gas operations	4,710	1,237	2,291
Corporate, other & eliminations	—	2	14
As reported in FCX's consolidated financial statements	$21,438	$11,898	$3,863

a. Includes gold sales of 67 thousand ounces ($1,271 per ounce average realized price) and silver sales of 2.9 million ounces ($18.54 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$418	$418	$354	$8	$780
Site production and delivery, before net noncash
and other costs shown below	470	252	213	5	470
Gold and silver credits	(365)	—	—	—	—
Treatment charges	61	33	28	—	61
Export duties	17	9	8	—	17
Royalty on metals	29	15	13	1	29
Net cash costs	212	309	262	6	577
Depreciation and amortization	55	29	25	1	55
Noncash and other credits, net	18	10	8	—	18
Total costs	285	348	295	7	650
Revenue adjustments, primarily for pricing on
prior period open sales	(29)	(29)	3	—	(26)
PT Smelting intercompany loss	(9)	(5)	(4)	—	(9)
Gross profit	$95	$36	$58	$1	$95

Copper sales (millions of recoverable pounds)	195	195
Gold sales (thousands of recoverable ounces)			333

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.14	$2.14	$1,066
Site production and delivery, before net noncash
and other costs shown below	2.40	1.29	642
Gold and silver credits	(1.87)	—	—
Treatment charges	0.31	0.16	84
Export duties	0.10	0.05	23
Royalty on metals	0.15	0.08	40
Unit net cash costs	1.09	1.58	789
Depreciation and amortization	0.28	0.15	75
Noncash and other credits, net	0.09	0.05	25
Total unit costs	1.46	1.78	889
Revenue adjustments, primarily for pricing on
prior period open sales	(0.15)	(0.15)	9
PT Smelting intercompany loss	(0.04)	(0.03)	(12)
Gross profit per pound/ounce	$0.49	$0.18	$174

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$780	$470	$55
Treatment charges	(61)	—	—
Export duties	(17)	—	—
Royalty on metals	(29)	—	—
Noncash and other credits, net	—	18	—
Revenue adjustments, primarily for pricing on
prior period open sales	(26)	—	—
PT Smelting intercompany loss	—	9	—
Indonesia mining	647	497	55
Other mining & eliminations[b]	2,748	2,203	383
Total mining	3,395	2,700	438
U.S. oil & gas operations	400	354	339
Corporate, other & eliminations	—	(8)	3
As reported in FCX's consolidated financial statements	$3,795	$3,046	$780

a. Includes silver sales of 567 thousand ounces ($13.66 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$516	$516	$436	$10	$962
Site production and delivery, before net noncash
and other costs shown below	427	230	193	4	427
Gold and silver credits	(443)	—	—	—	—
Treatment charges	49	26	22	1	49
Export duties	35	19	16	—	35
Royalty on metals	37	20	17	—	37
Net cash costs	105	295	248	5	548
Depreciation and amortization	72	38	33	1	72
Noncash and other credits, net	(8)	(4)	(4)	—	(8)
Total costs	169	329	277	6	612
Revenue adjustments, primarily for pricing on
prior period open sales	(13)	(13)	(2)	(1)	(16)
PT Smelting intercompany profit	25	13	11	1	25
Gross profit	$359	$187	$168	$4	$359

Copper sales (millions of recoverable pounds)	180	180
Gold sales (thousands of recoverable ounces)			366

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.86	$2.86	$1,192
Site production and delivery, before net noncash
and other costs shown below	2.37	1.27	530
Gold and silver credits	(2.46)	—	—
Treatment charges	0.27	0.15	61
Export duties	0.20	0.10	44
Royalty on metals	0.20	0.11	45
Unit net cash costs	0.58	1.63	680
Depreciation and amortization	0.40	0.22	90
Noncash and other credits, net	(0.04)	(0.03)	(11)
Total unit costs	0.94	1.82	759
Revenue adjustments, primarily for pricing on
prior period open sales	(0.07)	(0.07)	(6)
PT Smelting intercompany profit	0.14	0.07	31
Gross profit per pound/ounce	$1.99	$1.04	$458

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$962	$427	$72
Treatment charges	(49)	—	—
Export duties	(35)	—	—
Royalty on metals	(37)	—	—
Noncash and other credits, net	—	(8)	—
Revenue adjustments, primarily for pricing on
prior period open sales	(16)	—	—
PT Smelting intercompany profit	—	(25)	—
Indonesia mining	825	394	72
Other mining & eliminations[b]	3,187	2,205	308
Total mining	4,012	2,599	380
U.S. oil & gas operations	1,223	324	555
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,927	$939

a. Includes silver sales of 623 thousand ounces ($15.66 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
	By-Product	Co-Product Method
(In millions)	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,735	$1,735	$1,382	$31	$3,148
Site production and delivery, before net noncash
and other costs shown below	1,780	981	781	18	1,780
Gold and silver credits	(1,422)	—	—	—	—
Treatment charges	231	127	101	3	231
Export duties	109	60	48	1	109
Royalty on metals	114	63	50	1	114
Net cash costs	812	1,231	980	23	2,234
Depreciation and amortization	293	161	129	3	293
Noncash and other costs, net	38	21	17	—	38
Total costs	1,143	1,413	1,126	26	2,565
Revenue adjustments, primarily for pricing on
prior period open sales	(50)	(50)	8	1	(41)
PT Smelting intercompany profit	10	5	5	—	10
Gross profit	$552	$277	$269	$6	$552

Copper sales (millions of recoverable pounds)	744	744
Gold sales (thousands of recoverable ounces)			1,224

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.33	$2.33	$1,129
Site production and delivery, before net noncash
and other costs shown below	2.39	1.32	638
Gold and silver credits	(1.91)	—	—
Treatment charges	0.31	0.17	83
Export duties	0.15	0.08	39
Royalty on metals	0.15	0.09	41
Unit net cash costs	1.09	1.66	801
Depreciation and amortization	0.39	0.22	105
Noncash and other costs, net	0.05	0.03	14
Total unit costs	1.53	1.91	920
Revenue adjustments, primarily for pricing on
prior period open sales	(0.07)	(0.06)	7
PT Smelting intercompany profit	0.01	0.01	4
Gross profit per pound/ounce	$0.74	$0.37	$220

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$3,148	$1,780	$293
Treatment charges	(231)	—	—
Export duties	(109)	—	—
Royalty on metals	(114)	—	—
Noncash and other costs, net	—	38	—
Revenue adjustments, primarily for pricing on
prior period open sales	(41)	—	—
PT Smelting intercompany profit	—	(10)	—
Indonesia mining	2,653	1,808	293
Other mining & eliminations[b]	11,229	8,527	1,386
Total mining	13,882	10,335	1,679
U.S. oil & gas operations	1,994	1,211	1,804
Corporate, other & eliminations	1	(1)	14
As reported in FCX's consolidated financial statements	$15,877	$11,545	$3,497

a. Includes silver sales of 2.1 million ounces ($14.81 per ounce average realized price).
b. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
	By-Product		Co-Product Method
(In millions)	Method		Copper		Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,998		$1,998		$1,434	$39	$3,471
Site production and delivery, before net noncash
and other costs shown below	1,831		1,054		757	20	1,831
Gold and silver credits	(1,491)		—		—	—	—
Treatment charges	171		99		70	2	171
Export duties	77		44		32	1	77
Royalty on metals	115		66		48	1	115
Net cash costs	703		1,263		907	24	2,194
Depreciation and amortization	266		153		110	3	266
Noncash and other costs, net	191	[b]	110		79	2	191
Total costs	1,160		1,526		1,096	29	2,651
Revenue adjustments, primarily for pricing on
prior period open sales	(55)		(55)		18	—	(37)
PT Smelting intercompany profit	34		20		14	—	34
Gross profit	$817		$437		$370	$10	$817

Copper sales (millions of recoverable pounds)	664		664
Gold sales (thousands of recoverable ounces)					1,168

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.01		$3.01		$1,229
Site production and delivery, before net noncash
and other costs shown below	2.76		1.59		648
Gold and silver credits	(2.25)		—		—
Treatment charges	0.26		0.15		61
Export duties	0.12		0.06		27
Royalty on metals	0.17		0.10		41
Unit net cash costs	1.06		1.90		777
Depreciation and amortization	0.40		0.23		94
Noncash and other costs, net	0.29	[b]	0.17		68
Total unit costs	1.75		2.30		939
Revenue adjustments, primarily for pricing on
prior period open sales	(0.08)		(0.08)		15
PT Smelting intercompany profit	0.05		0.03		12
Gross profit per pound/ounce	$1.23		$0.66		$317

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$3,471		$1,831		$266
Treatment charges	(171)		—		—
Export duties	(77)		—		—
Royalty on metals	(115)		—		—
Noncash and other costs, net	—		191	[b]	—
Revenue adjustments, primarily for pricing on
prior period open sales	(37)		—		—
PT Smelting intercompany profit	—		(34)		—
Indonesia mining	3,071		1,988		266
Other mining & eliminations[c]	13,657		8,671		1,292
Total mining	16,728		10,659		1,558
U.S. oil & gas operations	4,710		1,237		2,291
Corporate, other & eliminations	—		2		14
As reported in FCX's consolidated financial statements	$21,438		$11,898		$3,863

a. Includes silver sales of 2.2 million ounces ($17.42 per ounce average realized price).
b. Includes $143 million ($0.22 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.
c. Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXVII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Cobalt	Total
Revenues, excluding adjustments[a]	$248		$248		$59	$307
Site production and delivery, before net noncash
and other costs shown below	184		160		45	205
Cobalt credits[b]	(32)		—		—	—
Royalty on metals	5		4		1	5
Net cash costs	157		164		46	210
Depreciation, depletion and amortization	62		53		9	62
Noncash and other costs, net	21	[c]	18		3	21
Total costs	240		235		58	293
Revenue adjustments, primarily for pricing
on prior period open sales	(1)		(2)		(5)	(7)
Gross profit (loss)	$7		$11		$(4)	$7

Copper sales (millions of recoverable pounds)	117		117
Cobalt sales (millions of contained pounds)					9

Gross profit (loss) per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$2.13		$2.13		$6.47
Site production and delivery, before net noncash
and other costs shown below	1.58		1.37		4.97
Cobalt credits[b]	(0.28)		—		—
Royalty on metals	0.05		0.04		0.08
Unit net cash costs	1.35		1.41		5.05
Depreciation, depletion and amortization	0.52		0.45		0.95
Noncash and other costs, net	0.18	[c]	0.15		0.38
Total unit costs	2.05		2.01		6.38
Revenue adjustments, primarily for pricing
on prior period open sales	(0.02)		(0.02)		(0.60)
Gross profit (loss) per pound	$0.06		$0.10		$(0.51)

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$307		$205		$62
Royalty on metals	(5)		—		—
Noncash and other costs, net	—		21	[c]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)		—		—
Africa mining	295		226		62
Other mining & eliminations[d]	3,100		2,474		376
Total mining	3,395		2,700		438
U.S. oil & gas operations	400		354		339
Corporate, other & eliminations	—		(8)		3
As reported in FCX's consolidated financial statements	$3,795		$3,046		$780

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Includes $11 million ($0.09 per pound) for restructuring and other charges.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXVIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$329	$329	$64	$393

Site production and delivery, before net noncash
and other costs shown below	188	172	36	208
Cobalt credits[b]	(43)	—	—	—
Royalty on metals	7	6	1	7
Net cash costs	152	178	37	215
Depreciation, depletion and amortization	56	47	9	56
Noncash and other costs, net	6	4	2	6
Total costs	214	229	48	277
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	(1)	(1)
Gross profit	$115	$100	$15	$115

Copper sales (millions of recoverable pounds)	111	111
Cobalt sales (millions of contained pounds)			7

Gross profit per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$2.96	$2.96	$9.79
Site production and delivery, before net noncash
and other costs shown below	1.69	1.54	5.53
Cobalt credits[b]	(0.38)	—	—
Royalty on metals	0.06	0.06	0.15
Unit net cash costs	1.37	1.60	5.68
Depreciation, depletion and amortization	0.51	0.42	1.41
Noncash and other costs, net	0.04	0.04	0.14
Total unit costs	1.92	2.06	7.23
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	(0.21)
Gross profit per pound	$1.04	$0.90	$2.35

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$393	$208	$56
Royalty on metals	(7)	—	—
Noncash and other costs, net	—	6	—
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	—	—
Africa mining	385	214	56
Other mining & eliminations[c]	3,627	2,385	324
Total mining	4,012	2,599	380
U.S. oil & gas operations	1,223	324	555
Corporate, other & eliminations	—	4	4
As reported in FCX's consolidated financial statements	$5,235	$2,927	$939

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXIX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
	By-Product		Co-Product Method
(In millions)	Method		Copper		Cobalt	Total
Revenues, excluding adjustments[a]	$1,129		$1,129		$287	$1,416
Site production and delivery, before net noncash
and other costs shown below	738		639		189	828
Cobalt credits[b]	(196)		—		—	—
Royalty on metals	25		20		5	25
Net cash costs	567		659		194	853
Depreciation, depletion and amortization	257		213		44	257
Noncash and other costs, net	32	[c]	27		5	32
Total costs	856		899		243	1,142
Revenue adjustments, primarily for pricing
on prior period open sales	(6)		(6)		(1)	(7)
Gross profit	$267		$224		$43	$267

Copper sales (millions of recoverable pounds)	467		467
Cobalt sales (millions of contained pounds)					35

Gross profit per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$2.42		$2.42		$8.21
Site production and delivery, before net noncash
and other costs shown below	1.58		1.37		5.40
Cobalt credits[b]	(0.42)		—		—
Royalty on metals	0.05		0.04		0.14
Unit net cash costs	1.21		1.41		5.54
Depreciation, depletion and amortization	0.55		0.46		1.26
Noncash and other costs, net	0.07	[c]	0.06		0.16
Total unit costs	1.83		1.93		6.96
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)		(0.01)		(0.02)
Gross profit per pound	$0.58		$0.48		$1.23

Reconciliation to Amounts Reported					Depreciation,
			Production		Depletion and
(In millions)	Revenues		and Delivery		Amortization
Totals presented above	$1,416		$828		$257
Royalty on metals	(25)		—		—
Noncash and other costs, net	—		32	[c]	—
Revenue adjustments, primarily for pricing
on prior period open sales	(7)		—		—
Africa mining	1,384		860		257
Other mining & eliminations[d]	12,498		9,475		1,422
Total mining	13,882		10,335		1,679
U.S. oil & gas operations	1,994		1,211		1,804
Corporate, other & eliminations	1		(1)		14
As reported in FCX's consolidated financial statements	$15,877		$11,545		$3,497

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Includes $11 million ($0.02 per pound) for restructuring and other charges.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2014
	By-Product	Co-Product Method
(In millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$1,301	$1,301	$285	$1,586
Site production and delivery, before net noncash
and other costs shown below	665	591	157	748
Cobalt credits[b]	(204)	—	—	—
Royalty on metals	29	24	5	29
Net cash costs	490	615	162	777
Depreciation, depletion and amortization	228	195	33	228
Noncash and other costs, net	22	19	3	22
Total costs	740	829	198	1,027
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	2	1
Gross profit	$560	$471	$89	$560

Copper sales (millions of recoverable pounds)	425	425
Cobalt sales (millions of contained pounds)			30

Gross profit per pound of copper and cobalt:

Revenues, excluding adjustments[a]	$3.06	$3.06	$9.66
Site production and delivery, before net noncash
and other costs shown below	1.56	1.39	5.30
Cobalt credits[b]	(0.48)	—	—
Royalty on metals	0.07	0.06	0.16
Unit net cash costs	1.15	1.45	5.46
Depreciation, depletion and amortization	0.54	0.46	1.13
Noncash and other costs, net	0.05	0.04	0.11
Total unit costs	1.74	1.95	6.70
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.07
Gross profit per pound	$1.32	$1.11	$3.03

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,586	$748	$228
Royalty on metals	(29)	—	—
Noncash and other costs, net	—	22	—
Revenue adjustments, primarily for pricing
on prior period open sales	1	—	—
Africa mining	1,558	770	228
Other mining & eliminations[c]	15,170	9,889	1,330
Total mining	16,728	10,659	1,558
U.S. oil & gas operations	4,710	1,237	2,291
Corporate, other & eliminations	—	2	14
As reported in FCX's consolidated financial statements	$21,438	$11,898	$3,863

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in "Business Segments" beginning on page XII.

XXXI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues and Production Costs and Unit Net Cash Costs

				Three Months Ended December 31,
(In millions)				2015		2014

Revenues, excluding adjustments[a]				$58		$128
Site production and delivery, before net noncash and other costs shown below				59		84
Treatment charges and other				8		10
Net cash costs				67		94
Depreciation, depletion and amortization				20		21
Molybdenum inventory adjustments				5		—
Noncash and other costs, net				6	[b]	1
Total costs				98		116
Gross (loss) profit				$(40)		$12

Molybdenum sales (millions of recoverable pounds)[a]				9		11

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]				$6.26		$11.29
Site production and delivery, before net noncash and other costs shown below				6.31		7.37
Treatment charges and other				0.84		0.84
Unit net cash costs				7.15		8.21
Depreciation, depletion and amortization				2.20		1.86
Molybdenum inventory adjustments				0.48		—
Noncash and other costs, net				0.65	[b]	0.19
Total unit costs				10.48		10.26
Gross (loss) profit per pound				$(4.22)		$1.03

Reconciliation to Amounts Reported
(In millions)						Copper and
				Depreciation,		Molybdenum
		Production		Depletion and		Inventory
Three Months Ended December 31, 2015	Revenues	and Delivery		Amortization		Adjustments
Totals presented above	$58	$59		$20		$5
Treatment charges and other	(8)	—		—		—
Noncash and other costs, net	—	6	[b]	—		—
Molybdenum mines	50	65		20		5
Other mining & eliminations[c]	3,345	2,635		418		179
Total mining	3,395	2,700		438		184
U.S. oil & gas operations	400	354		339		—
Corporate, other & eliminations	—	(8)		3		—
As reported in FCX's consolidated financial statements	$3,795	$3,046		$780		$184

Three Months Ended December 31, 2014
Totals presented above	$128	$84		$21		$—
Treatment charges and other	(10)	—		—		—
Noncash and other costs, net	—	1		—		—
Molybdenum mines	118	85		21		—
Other mining & eliminations[c]	3,894	2,514		359		6
Total mining	4,012	2,599		380		6
U.S. oil & gas operations	1,223	324		555		—
Corporate, other & eliminations	—	4		4		—
As reported in FCX's consolidated financial statements	$5,235	$2,927		$939		$6

a.
Reflects sales of the molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.	Includes $5 million ($0.56 per pound) for restructuring and other charges.

c.
Represents the combined total for all other mining operations and the related eliminations, as presented “Business Segments” beginning on page XII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

XXXII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues and Production Costs and Unit Net Cash Costs

				Years Ended December 31,
(In millions)				2015		2014

Revenues, excluding adjustments[a]				$388		$630
Site production and delivery, before net noncash and other costs shown below				299		321
Treatment charges and other				40		43
Net cash costs				339		364
Depreciation, depletion and amortization				97		92
Molybdenum inventory adjustments				11		—
Noncash and other costs, net				13	[b]	7
Total costs				460		463
Gross (loss) profit				$(72)		$167

Molybdenum sales (millions of recoverable pounds)[a]				48		51

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]				$8.14		$12.28
Site production and delivery, before net noncash and other costs shown below				6.27		6.24
Treatment charges and other				0.84		0.84
Unit net cash costs				7.11		7.08
Depreciation, depletion and amortization				2.04		1.80
Molybdenum inventory adjustments				0.22		—
Noncash and other costs, net				0.28	[b]	0.15
Total unit costs				9.65		9.03
Gross (loss) profit per pound				$(1.51)		$3.25

Reconciliation to Amounts Reported
(In millions)						Copper and
				Depreciation,		Molybdenum
		Production		Depletion and		Inventory
Year Ended December 31, 2015	Revenues	and Delivery		Amortization		Adjustments
Totals presented above	$388	$299		$97		$11
Treatment charges and other	(40)	—		—		—
Noncash and other costs, net	—	13	[b]	—		—
Molybdenum mines	348	312		97		11
Other mining & eliminations[c]	13,534	10,023		1,582		327
Total mining	13,882	10,335		1,679		338
U.S. oil & gas operations	1,994	1,211		1,804		—
Corporate, other & eliminations	1	(1)		14		—
As reported in FCX's consolidated financial statements	$15,877	$11,545		$3,497		$338

Year Ended December 31, 2014
Totals presented above	$630	$321		$92		$—
Treatment charges and other	(43)	—		—		—
Noncash and other costs, net	—	7		—		—
Molybdenum mines	587	328		92		—
Other mining & eliminations[c]	16,141	10,331		1,466		6
Total mining	16,728	10,659		1,558		6
U.S. oil & gas operations	4,710	1,237		2,291		—
Corporate, other & eliminations	—	2		14		—
As reported in FCX's consolidated financial statements	$21,438	$11,898		$3,863		$6

a.
Reflects sales of the molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.	Includes $7 million ($0.15 per pound) for restructuring and other charges.

c.
Represents the combined total for all other mining operations and the related eliminations, as presented in “Business Segments” beginning on page XII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

XXXIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended December 31, 2015
		Natural			Total U.S.
(In millions)	Oil	Gas		NGLs	Oil & Gas
Oil and gas revenues before derivatives	$338	$45		$10	$393	[a]
Cash gains on derivative contracts	102	—		—	102
Realized revenues	$440	$45		$10	495
Less: cash production costs					214	[a]
Cash operating margin					281
Less: depreciation, depletion and amortization					339
Less: impairment of oil and gas properties					3,710
Less: accretion and other costs					140	[b]
Plus: net noncash mark-to-market losses on derivative contracts					(102)
Plus: other net adjustments					7
Gross loss					$(4,003)

Oil (MMBbls)	9.0
Gas (Bcf)		21.5
NGLs (MMBbls)				0.6
Oil Equivalents (MMBOE)					13.2

	Oil	Natural Gas		NGLs
	(per barrel)	(per MMBtu)		(per barrel)	Per BOE
Oil and gas revenues before derivatives	$37.49	$2.10		$16.37	$29.73	[a]
Cash gains on derivative contracts	11.39	—		—	7.76
Realized revenues	$48.88	$2.10		$16.37	37.49
Less: cash production costs					16.17	[a]
Cash operating margin					21.32
Less: depreciation, depletion and amortization					25.61
Less: impairment of oil and gas properties					280.80
Less: accretion and other costs					10.64	[b]
Plus: net noncash mark-to-market losses on derivative contracts					(7.72)
Plus: other net adjustments					0.53
Gross loss					$(302.92)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery		Depreciation, Depletion and Amortization	Impairment of Oil and Gas Properties
Totals presented above	$393	$214		$339	$3,710
Cash gains on derivative contracts	102	—		—	—
Net noncash mark-to-market losses on derivative contracts	(102)	—		—	—
Accretion and other costs	—	140	[b]	—	—
Other net adjustments	7	—		—	—
U.S. oil & gas operations	400	354		339	3,710
Total mining[c]	3,395	2,700		438	—
Corporate, other & eliminations	—	(8)		3	(8)	[d]
As reported in FCX's consolidated financial statements	$3,795	$3,046		$780	$3,702

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)		Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
Gulf of Mexico (GOM)	7,994	$261		$32.65	$96		$11.94
California	3,282	107		32.44	100		30.53
Haynesville/Madden/Other	1,935	25		13.11	18		9.37
	13,211	$393		29.73	$214		16.17
b. Includes $129 million ($9.83 per BOE) primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior period tax assessments at the California properties.
c. Represents the combined total for mining operations and the related eliminations, as presented in “Business Segments” beginning on page XII.
d. Primarily reflects an adjustment to the third-quarter 2015 impairment of the Morocco oil and gas properties.

XXXIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Three Months Ended December 31, 2014
		Natural			Total U.S.
(In millions)	Oil	Gas		NGLs	Oil & Gas
Oil and gas revenues before derivatives	$566	$78		$17	$661	[a]
Cash gains on derivative contracts	62	2		—	64
Realized revenues	$628	$80		$17	725
Less: cash production costs					265	[a]
Cash operating margin					460
Less: depreciation, depletion and amortization					555
Less: impairment of oil and gas properties					3,429
Less: accretion and other costs					59	[b]
Plus: net noncash mark-to-market gains on derivative contracts					497
Plus: other net adjustments					1
Gross loss					$(3,085)

Oil (MMBbls)	8.1
Gas (Bcf)		20.9
NGLs (MMBbls)				0.6
Oil Equivalents (MMBOE)					12.1

	Oil	Natural Gas		NGLs
	(per barrel)	(per MMbtu)		(per barrel)	Per BOE
Oil and gas revenues before derivatives	$70.25	$3.79		$30.01	$54.70	[a]
Cash gains on derivative contracts	7.77	0.04		—	5.25
Realized revenues	$78.02	$3.83		$30.01	59.95
Less: cash production costs					21.93	[a]
Cash operating margin					38.02
Less: depreciation, depletion and amortization					45.96
Less: impairment of oil and gas properties					283.45
Less: accretion and other costs					4.80	[b]
Plus: net noncash mark-to-market gains on derivative contracts					41.09
Plus: other net adjustments					0.07
Gross loss					$(255.03)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery		Depreciation, Depletion and Amortization	Impairment of Oil and Gas Properties
Totals presented above	$661	$265		$555	$3,429
Cash gains on derivative contracts	64	—		—	—
Net noncash mark-to-market gains on derivative contracts	497	—		—	—
Accretion and other costs	—	59	[b]	—	—
Other net adjustments	1	—		—	—
U.S. oil & gas operations	1,223	324		555	3,429
Total mining[c]	4,012	2,599		380	—
Corporate, other & eliminations	—	4		4	—
As reported in FCX's consolidated financial statements	$5,235	$2,927		$939	$3,429

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)		Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	6,423	$391		$60.97	$115		$17.93
California	3,554	222		62.34	121		34.12
Haynesville/Madden/Other	2,120	48		22.89	29		13.63
	12,097	$661		54.70	$265		21.93
b. Includes $46 million ($3.80 per BOE) primarily for idle/terminated rig costs and inventory write downs.
c. Represents the combined total for all mining operations and the related eliminations, as presented in “Business Segments” beginning on page XII.

XXXV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Year Ended December 31, 2015
		Natural			Total U.S.
(In millions)	Oil	Gas		NGLs	Oil & Gas
Oil and gas revenues before derivatives	$1,607	$232		$46	$1,885	[a]
Cash gains on derivative contracts	406	—		—	406
Realized revenues	$2,013	$232		$46	2,291
Less: cash production costs					979	[a]
Cash operating margin					1,312
Less: depreciation, depletion and amortization					1,804
Less: impairment of oil and gas properties					12,980
Less: accretion and other costs					232	[b]
Plus: net noncash mark-to-market losses on derivative contracts					(319)
Plus: other net adjustments					22
Gross loss					$(14,001)

Oil (MMBbls)	35.3
Gas (Bcf)		89.7
NGLs (MMBbls)				2.4
Oil Equivalents (MMBOE)					52.6

	Oil	Natural Gas		NGLs
	(per barrel)	(per MMBtu)		(per barrel)	Per BOE
Oil and gas revenues before derivatives	$45.58	$2.59		$18.90	$35.82	[a]
Cash gains on derivative contracts	11.53	—		—	7.72
Realized revenues	$57.11	$2.59		$18.90	43.54
Less: cash production costs					18.59	[a]
Cash operating margin					24.95
Less: depreciation, depletion and amortization					34.28
Less: impairment of oil and gas properties					246.67
Less: accretion and other costs					4.41	[b]
Plus: net noncash mark-to-market losses on derivative contracts					(6.07)
Plus: other net adjustments					0.43
Gross loss					$(266.05)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery		Depreciation, Depletion and Amortization	Impairment of Oil and Gas Properties
Totals presented above	$1,885	$979		$1,804	$12,980
Cash gains on derivative contracts	406	—		—	—
Net noncash mark-to-market losses on derivative contracts	(319)	—		—	—
Accretion and other costs	—	232	[b]	—	—
Other net adjustments	22	—		—	—
U.S. oil & gas operations	1,994	1,211		1,804	12,980
Total mining[c]	13,882	10,335		1,679	—
Corporate, other & eliminations	1	(1)		14	164	[d]
As reported in FCX's consolidated financial statements	$15,877	$11,545		$3,497	$13,144

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)		Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	30,350	$1,208		$39.81	$470		$15.46
California	13,460	538		39.92	412		30.66
Haynesville/Madden/Other	8,812	139		15.77	97		11.02
	52,622	$1,885		35.82	$979		18.59
b. Includes $188 million ($3.58 per BOE) primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior period tax assessments at the California properties.
c. Represents the combined total for mining operations and the related eliminations, as presented in “Business Segments,” beginning on page XII.
d. Reflects impairment charges for international oil and gas properties, primarily related to Morocco.

XXXVI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Year Ended December 31, 2014
		Natural			Total U.S.
(In millions)	Oil	Gas		NGLs	Oil & Gas
Oil and gas revenues before derivatives	$3,721	$353		$128	$4,202	[a]
Cash losses on derivative contracts	(111)	(11)		—	(122)
Realized revenues	$3,610	$342		$128	4,080
Less: cash production costs					1,140	[a]
Cash operating margin					2,940
Less: depreciation, depletion and amortization					2,291
Less: impairment of oil and gas properties					3,737
Less: accretion and other costs					97	[b]
Plus: net noncash mark-to-market gains on derivative contracts					627
Plus: other net adjustments					3
Gross loss					$(2,555)

Oil (MMBbls)	40.1
Gas (Bcf)		80.8
NGLs (MMBbls)				3.2
Oil Equivalents (MMBOE)					56.8

	Oil	Natural Gas		NGLs
	(per barrel)	(per MMbtu)		(per barrel)	Per BOE
Oil and gas revenues before derivatives	$92.76	$4.37		$39.73	$73.98	[a]
Cash losses on derivative contracts	(2.76)	(0.14)		—	(2.15)
Realized revenues	$90.00	$4.23		$39.73	71.83
Less: cash production costs					20.08	[a]
Cash operating margin					51.75
Less: depreciation, depletion and amortization					40.34
Less: impairment of oil and gas properties					65.80
Less: accretion and other costs					1.69	[b]
Plus: net noncash mark-to-market gains on derivative contracts					11.03
Plus: other net adjustments					0.06
Gross loss					$(44.99)

Reconciliation to Amounts Reported
(In millions)	Revenues	Production and Delivery		Depreciation, Depletion and Amortization	Impairment of Oil and Gas Properties
Totals presented above	$4,202	$1,140		$2,291	$3,737
Cash losses on derivative contracts	(122)	—		—	—
Net noncash mark-to-market gains on derivative contracts	627	—		—	—
Accretion and other costs	—	97	[b]	—	—
Other net adjustments	3	—		—	—
U.S. oil & gas operations	4,710	1,237		2,291	3,737
Total mining[c]	16,728	10,659		1,558	—
Corporate, other & eliminations	—	2		14	—
As reported in FCX's consolidated financial statements	$21,438	$11,898		$3,863	$3,737

a. Following is a summary of average realized price and cash production costs per BOE by region.

	MBOE	Revenues (in millions)		Average Realized Price per BOE	Cash Production Costs (in millions)		Cash Production Costs per BOE
GOM	26,491	$2,097		$79.17	$414		$15.62
California	14,298	1,196		83.65	523		36.59
Haynesville/Madden/Other[d]	7,318	199		27.18	90		12.36
	48,107	3,492		72.59	1,027		21.36
Eagle Ford	8,694	710		81.66	113		12.97
	56,801	$4,202		73.98	$1,140		20.08

b.	Includes $46 million ($0.81 per BOE) primarily for idle/terminated rig costs and inventory write downs.

c.	Represents the combined total for all mining operations and the related eliminations, as presented in “Business Segments” beginning on page XII.

d.
Includes volume adjustments related to Eagle Ford's pre-close sales totaling 114 MBOE, revenues of $12 million and cash production credits of $1 million. Excluding these amounts, average realized price was $25.97 per BOE and cash production costs were $12.73 per BOE.

XXXVII